                           Offer To Purchase For Cash
                    Up to 23,500,000 Shares of Common Stock
                                       of
                            World Color Press, Inc.
                                       at
                              $35.69 Net Per Share
                                       by
                           Printing Acquisition Inc.
                     an indirect wholly owned subsidiary of
                             Quebecor Printing Inc.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, AUGUST 12, 1999, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES OF COMMON STOCK PAR VALUE $0.01 PER SHARE (THE "SHARES") OF WORLD COLOR PRESS, INC. (THE "COMPANY") WHICH, TOGETHER WITH ANY SHARES OWNED BY QUEBECOR PRINTING OR PURCHASER, WOULD CONSTITUTE MORE THAN 50% OF THE VOTING POWER OF THE COMPANY (DETERMINED ON A FULLY-DILUTED BASIS) OF ALL THE SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN A MERGER AND (ii) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

    THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER DATED AS OF JULY 12, 1999 BY AND AMONG QUEBECOR PRINTING INC., PRINTING ACQUISITION INC., AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED BY A UNANIMOUS VOTE THAT THE OFFER AND THE MERGER ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND THE MERGER, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT, AND HAS RESOLVED TO RECOMMEND ACCEPTANCE OF THE OFFER TO, AND ADOPTION OF THE MERGER AGREEMENT BY, THE COMPANY'S STOCKHOLDERS.

                                   IMPORTANT

    Any stockholder of the Company wishing to tender Shares in the Offer must either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in
Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

    Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent or the Joint Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Joint Dealer Managers. Stockholders may also contact their broker, dealer, commercial bank and trust companies or other nominee.

                  The Joint Dealer Managers for the Offer are:

Credit Suisse First Boston                               RBC Dominion Securities

July 16, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
INTRODUCTION...............................................................................................           1

 1. Terms of the Offer; Proration. ........................................................................           3

 2. Acceptance for Payment and Payment for Shares. ........................................................           5

 3. Procedure for Tendering Shares. .......................................................................           6

 4. Withdrawal Rights. ....................................................................................           9

 5. Certain Federal Income Tax Consequences. ..............................................................          10

 6. Price Range of Shares; Dividends. .....................................................................          11

 7. Effect of the Offer on the Market for Shares, NYSE Listing, Stock Quotation, Exchange Act Registration;
    Margin Regulation .....................................................................................          12

 8. Certain Information Concerning the Company. ...........................................................          13

 9. Certain Information Concerning Quebecor Printing, Purchaser and QPUSA. ................................          14

10. Source and Amount of Funds. ...........................................................................          17

11. Background of the Offer; Past Contacts, Transactions or Negotiations with the Company. ................          18

12. Purpose of the Offer and the Merger; Appraisal Rights; Plans for the Company. .........................          21

13. The Merger Agreement; Other Agreements.................................................................          23

14. Dividends and Distributions. ..........................................................................          34

15. Certain Conditions of the Offer. ......................................................................          34

16. Certain Regulatory and Legal Matters. .................................................................          35

17. Fees and Expenses. ....................................................................................          37

18. Miscellaneous. ........................................................................................          38

Annex I--Certain Information Concerning the Directors and Executive Officers of Purchaser, Quebecor
  Printing, Quebecor, Inc. and Caisse de Depot et Placement du Quebec......................................         I-1

TO ALL HOLDERS OF COMMON STOCK
  OF WORLD COLOR PRESS, INC.

                                  INTRODUCTION

    Printing Acquisition Inc., a Delaware corporation ("Purchaser"), and an indirect wholly owned subsidiary of Quebecor Printing Inc., a corporation amalgamated under the laws of Canada ("Quebecor Printing"), hereby offers to purchase up to 23,500,000 shares (representing approximately 62% of all outstanding shares as of July 8, 1999) of Common Stock, par value $0.01 per share (the "Shares"), of World Color Press, Inc., a Delaware corporation (the "Company"), at a price of $35.69 per share net to the seller in cash, all upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). However, any tendering Stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to backup Federal income tax withholding of 31% of the gross proceeds payable to such Stockholder or other payee pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees.

    Tendering holders of the Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of the Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Credit Suisse First Boston Corporation ("CSFB") and RBC Dominion Securities Corporation ("RBCDS"), which are acting as Joint Dealer Managers for the Offer, (in such capacity, the "Joint Dealer Managers"), Harris Trust Company of New York (the "Depositary") and Georgeson Shareholder Communications Inc. (the "Information Agent"), incurred in connection with the Offer.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS HEREIN DEFINED) A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES OWNED BY QUEBECOR PRINTING OR PURCHASER, WOULD CONSTITUTE MORE THAN 50% OF THE VOTING POWER OF THE COMPANY (DETERMINED ON A FULLY-DILUTED BASIS) OF ALL THE SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN A MERGER (THE "MINIMUM CONDITION") AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "H-S-R ACT") (THE "H-S-R CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED BY A UNANIMOUS VOTE THAT THE OFFER AND THE MERGER ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND THE MERGER, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT, AND HAS RESOLVED TO RECOMMEND ACCEPTANCE OF THE OFFER TO, AND ADOPTION OF THE MERGER AGREEMENT BY, THE COMPANY'S STOCKHOLDERS.

    Morgan Stanley & Co. Incorporated ("Morgan Stanley"), financial advisor to the Company, has delivered to the Board of Directors of the Company its written opinion dated July 12, 1999 (the "Financial Advisor Opinion"), to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger (as defined below) is fair from a financial point of view to such holders. A copy of the Financial Advisor Opinion is attached as an exhibit to the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares should read the Financial Advisor Opinion in its entirety.

    The purpose of the Offer is for Quebecor Printing, through Purchaser, to acquire a majority voting interest in the Company, as the first step in a business combination.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of July 12, 1999 (the "Merger Agreement") by and among Quebecor Printing, Purchaser, and the Company. The Merger Agreement provides, among other things, that as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"). See Section 13. Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be an indirect wholly owned subsidiary of Quebecor Printing. At the effective time of the Merger (the "Effective Time"), if Purchaser shall have purchased, pursuant to the Offer, 23,500,000 Shares (the "Maximum Number"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company as treasury stock, Shares owned by Purchaser, and Shares with respect to which appraisal rights are properly exercised under the DGCL ("Dissenting Shares")) shall be canceled, extinguished and converted into the right to receive a number (rounded to the nearest one-millionth of a share) of fully paid and nonassessable Subordinate Voting Shares of Quebecor Printing ("Quebecor Printing Stock"), equal to the Exchange Ratio (as defined in Section
13). If Purchaser shall have purchased, pursuant to the Offer, less than the Maximum Number, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company as treasury stock, Shares owned by Purchaser, and Dissenting Shares) shall be canceled, extinguished and converted into the right to receive, (i) cash, in an amount equal to the product of the Cash Proration Factor (as defined in Section 13) multiplied by $35.69 and
(ii) a number (rounded to the nearest one-millionth of a share) of fully paid and non-assessable shares of Quebecor Printing Stock equal to the product of (x) 1 minus the Cash Proration Factor multiplied by (y) the Exchange Ratio. See
Section 5 for a description of certain federal income tax consequences of the Offer and the Merger. Each Share held in the treasury of the Company and each Share owned by Purchaser, in each case, immediately prior to the Effective Time, shall automatically be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto. Each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted and changed into one validly issued, fully paid and nonassessable share of such capital stock of the Surviving Corporation.

    THE OFFER DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION TO BUY ANY SECURITIES OF QUEBECOR PRINTING. SUCH AN OFFER MAY BE MADE ONLY PURSUANT TO A PROSPECTUS.

    The Company has represented to Quebecor Printing that, as of July 8, 1999, there were (a) 37,981,422 Shares issued and outstanding (including 330,285 shares of Company Restricted Stock), (b) 3,660,477 Shares reserved for issuance upon conversion of the Company's 6% Convertible Senior Subordinated Notes due October 1, 2007 and (c) employee and director stock options and awards outstanding to purchase an aggregate of 4,798,818 Shares. Based upon such information, if Shares representing at least 21,390,121 Shares in the aggregate are validly tendered and not properly withdrawn prior to the expiration of the Offer, the Minimum Condition would be satisfied. Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement. See Section 13--"The Merger Agreement; Other Agreements". Under the DGCL and Amended and Restated Certificate of Incorporation (the "Company Charter") and By-Laws of the Company, the affirmative vote of the majority of all votes entitled to be cast by the Shares is the only vote that would be necessary to approve the Merger Agreement and Merger at a meeting of the Company's stockholders. A proxy or informative statement containing detailed information concerning the Merger will be furnished to holders of Shares in connection with a special meeting of stockholders to be called by the Company to vote on the Merger Agreement. If the Minimum Condition is satisfied and Purchaser purchases a number of shares which, together with any Shares owned by Quebecor Printing or Purchaser, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder.

    In connection with the transactions contemplated by the Merger Agreement, Quebecor Printing has entered into a Tender, Voting and Option Agreement dated as of July 12, 1999 (the "Tender Agreement") with KKR Partners II, L.P., APC Associates, L.P., GR Associates L.P., KKR Associates and Robert G. Burton, Marc L. Reisch, Jennifer L. Adams, Robert B. Lewis and James E. Lillie, who are senior executives of the Company (together, the "Stockholders"), pursuant to which, among other things, the Stockholders agreed to validly tender in the Offer, and not withdraw, all Shares which they now own (the "Stockholder Shares") (which, based on information provided by the Stockholders with respect to Shares currently held, amounted to 9,307,273 Shares, and which constitute approximately 24% of the Shares currently outstanding); provided, however, that no Stockholder who is a natural person will be required to tender such Stockholder's Shares if so doing would subject such Stockholder to liability under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, the Stockholders agreed in the Tender Agreement that, at any meeting of the Company's stockholders (however called), they would (i) attend in person or via proxy, (ii) vote the Stockholder Shares in favor of the Merger and the Merger Agreement and (iii) vote the Stockholder Shares against any action which would reasonably be expected to result in a failure of the conditions to closing described in the Merger Agreement. The Tender Agreement further provides that the obligations of the Stockholders shall terminate on the first to occur of the (a) consummation of the Merger, (b) termination of the Merger Agreement (c) irrevocable approval of the respective shareholders of Quebecor Printing (if required), and (d) termination of the Offer without the purchase of the Shares. Pursuant to the Tender Agreement, Quebecor Printing also has the option, under certain circumstances, to purchase Stockholder Shares. See Section 13 "--Other Agreements".

    Tendering Shares pursuant to the Offer will not affect the right of stockholders to receive dividends declared by the Company, if any, with a record date prior to the date on which Purchaser purchases the Shares pursuant to the Offer. See Sections 6 and 14.

    Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE CAREFULLY READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER; PRORATION.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares up to the Maximum Number that are validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on August 12, 1999, unless Purchaser shall have extended the period of time for which the Offer is open as may be required by the terms of the Merger Agreement, or applicable law, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. See Sections 13 and 15.

    Upon the terms and subject to the conditions of the Offer, if more than the Maximum Number of Shares are validly tendered and not properly withdrawn prior to the Expiration Date, Purchaser will accept for payment and pay for only 23,500,000 Shares on a pro rata basis (with appropriate adjustments to avoid the purchase of fractional Shares) based on the number of Shares properly tendered by each stockholder prior to the Expiration Date and not withdrawn. In the event that proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (due in part to the guaranteed delivery procedures described in Section 3), Purchaser does not expect that it will be able to announce the final results of such proration or pay for any Shares until at least seven New York Stock Exchange Inc. ("NYSE") trading days after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their broker. Purchaser will not pay for any Shares accepted for payment pursuant to the Offer until the final Cash Proration Factor is known.

    If Purchaser shall decide, in its sole discretion (exercised in accordance with the terms of the Merger Agreement), to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the H-S-R Condition. The Offer is also subject to satisfaction or waiver of other terms and conditions. See Section 15. Purchaser reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the Commission, in its sole discretion, to waive any of the conditions to the Offer other than the Minimum Condition (which may be waived only with the consent of the Company's Board of Directors). If the Minimum Condition or any of the other conditions set forth in Section 15 have not been satisfied by 12:00 midnight, New York City time, on August 12, 1999 (or any other time then set as the Expiration Date), Purchaser may, subject to the terms of the Merger Agreement as described below, elect to (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the Expiration Date, as extended, (2) not extend the Offer and, subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered, or (3) if permitted by the terms of the Merger Agreement, terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. Under the terms of the Merger Agreement, Purchaser may not, without the consent of the Company's Board of Directors, (i) decrease or change the form of consideration payable in the Offer, (ii) reduce the number of Shares sought pursuant to the Offer, (iii) amend the conditions or impose additional conditions to the Offer, (iv) amend or change any term of the Offer or (v) waive the Minimum Condition. If all the conditions to consummation of the Offer are satisfied, Purchaser shall consummate the Offer as promptly as possible. Notwithstanding the foregoing and subject to the immediately preceding sentence, Purchaser (i) may at any time, in its sole discretion, extend the Offer and (ii) may not terminate the Offer and shall extend the Offer to the extent contemplated by the provisions of the Merger Agreement. See Section 15. Subject to the terms of the Merger Agreement described above, Purchaser reserves the right (but will not be obligated), at any time and from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension promptly thereafter. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw its Shares. Subject to the terms of the Merger Agreement, there can be no assurance that Purchaser will exercise its right to extend the Offer.

    Pursuant to the Merger Agreement, Purchaser is obligated to extend the Offer from time to time in the event that, at a then-scheduled expiration date, all of the conditions to the Offer have not been satisfied (other than incurable breaches of representations, warranties and covenants; provided that the determination of whether a breach is incurable is not in the sole discretion of Purchaser) each such extension not to exceed (unless consented to by the Company) the lesser of 10 additional business days or such fewer number of days that the Company or Quebecor Printing reasonably believes are necessary to cause such Offer condition to be satisfied; provided that, under no circumstances shall any such extension be less than the minimum number of days required by the Exchange Act or the rules and regulations promulgated thereunder or by applicable law and provided further that, subject to the last sentence of this paragraph, Purchaser shall not be required to extend the Offer for more than 15 business days after making a public announcement that all of the conditions to the Offer other than the Minimum Condition have been satisfied. If on September 13, 1999 either or both of the Minimum Condition and any waiting periods under the H-S-R Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or terminated, Purchaser shall (unless Quebecor Printing and the Company otherwise agree) terminate the Offer and seek to consummate the Merger in accordance with the Merger Agreement. Except as provided in the preceding sentence and unless the Merger Agreement is terminated in accordance with its terms, Purchaser shall not terminate the Offer without purchasing Shares pursuant to the Offer.

    Subject to the terms of the Merger Agreement described above, Purchaser also expressly reserves the right, in its sole discretion at any time and from time to time, to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. Purchaser's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

    Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-l(d) under the Exchange Act. Without limiting the obligation of Purchaser under such rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the relevant facts and circumstances, including the relative materiality of the changes to such terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

    The Company has provided Purchaser with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for up to the Maximum Number of Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with Rule 14e-l(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in Section 15. Subject to the terms of the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the H-S-R Act. See Sections 1 and 16.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) all other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that Book-Entry Transfer Facility has received an express acknowledgment from the participant in Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered on or prior to the Expiration Date and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under
Section 1, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in
Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason (including, without limitation, proration due to tenders of more than 23,500,000 Shares), or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to the Book-Entry Transfer Facility, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

    If, prior to the Expiration Date, Purchaser increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more direct or indirect subsidiaries of Quebecor Printing the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such transfer or assignment shall relieve Purchaser of its obligations under the Offer or prejudice any rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES.

    VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and all other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either
(i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedure set forth below must be complied with. If certificates for Shares are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each delivery. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility prior to the Expiration Date, for Shares to be validly tendered (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with all required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and all other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date or (ii) the tendering stockholder (or his or her nominee) must comply with the guaranteed delivery procedures described below.

    THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS MUST BE FORWARDED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY IS AT THE ELECTION AND RIGHT OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING IN THE CASE OF A BOOK-ENTRY TRANSFER BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEE. Signatures on the Letter of Transmittal do not need to be guaranteed if the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution (as defined below). All other signatures must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"). All other signatures on the Letter of Transmittal must be guaranteed. If the certificates evidencing tendered Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder wishes to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit certificates and all required documents to reach the Depositary on or prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered validly upon compliance with all of the following guaranteed delivery procedures:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

   (iii) the certificates for all physically tendered Shares in proper form for transfer (and/or a Book-Entry Confirmation for all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and all other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, mail or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and
(iii) all other documents required by the Letter of Transmittal.

    BACK-UP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACK-UP WITHHOLDING OF UNITED STATES ("U.S.") FEDERAL INCOME TAX WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS OR HER CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT HE OR SHE IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 8 SET FORTH IN THE LETTER OF TRANSMITTAL.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, and its determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. In all cases, Purchaser's interpretation of the Instructions to the Letter of Transmittal will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Quebecor Printing, any of their affiliates, the Joint Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability to any tendering stockholder for failure to give any such notification.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, including delivery through an Agent's Message, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to (i) the Shares tendered by such stockholder and accepted for payment by Purchaser and (ii) all dividends, distributions (including, without limitation, distributions of additional Shares) and rights declared, issued, paid or distributed in respect of any such Shares on or after July 12, 1999 and payable or distributable to such stockholder on a date prior to the transfer to the name of Purchaser (or a nominee or transferee of Purchaser) on the Company's stock transfer record of such Shares (collectively, "Distributions"). All such powers of attorney and proxies are irrevocable and shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, Purchaser accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to the Shares and all Distributions will, without further action, be revoked and no subsequent powers of attorney and proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to the Shares and all Distributions, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof or in connection with any action that may be taken by consent in lieu of any meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting and other rights of record or beneficial holder with respect to such Shares and all Distributions, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) or acting by written consent.

    A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. Purchaser's acceptance of payment of Shares tendered pursuant to the Offer will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer.

4.  WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4 or by applicable law, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date (other than the Stockholder Shares, which may only be withdrawn as provided in the Tender Agreement) and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after September 13, 1999 (or such later date as may apply if the Offer is extended). If purchase of or payment for Shares is delayed for any reason or if Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to Purchaser's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-l(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer. Any such delivery in an acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must, to be valid, specify the name of the person who tendered the Shares to be withdrawn, the class and number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal must, to be valid, also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. None of Purchaser, Quebecor Printing, any of their affiliates or assigns, the Joint Dealer Managers, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability to any tendering stockholder for failure to give any such notification.

    Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    The following is a summary of the principal federal income tax consequences relating to the sale or exchange of Shares pursuant to the Offer and/or the Merger (including Dissenting Shares). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock-options or otherwise as compensation, or to holders of Shares who are subject to special provisions of the tax law (such as insurance companies, tax-exempt organizations and non-U.S. persons).

    THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

    The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between (a) the amount realized (cash plus the fair market value of any Quebecor Printing Stock), and (b) such stockholder's adjusted tax basis for the Shares sold pursuant to the Offer. In addition, an exchange of Shares for the shares of Quebecor Printing Stock and cash, if any, pursuant to the Merger also will be a taxable transaction for federal income tax purposes. In this instance, an exchanging stockholder will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the fair market value, determined as of the time of such exchange, of the shares of Quebecor Printing Stock and (y) the amount of any cash, received pursuant to the Merger, and (ii) the aggregate tax basis in the relevant Shares exchanged therefor. Gain or loss must be determined separately for each block of Shares (I.E., Shares acquired at the same cost in a single transaction) sold or exchanged pursuant to the Offer or the Merger. The receipt of cash by holders of Dissenting Shares will be a taxable transaction for federal income tax purposes. A holder of Dissenting Shares will recognize gain or loss equal to the difference between (a) the amount of cash received and
(b) the adjusted tax basis of the Dissenting Shares. Any gain or loss realized by a holder of Shares or Dissenting Shares will be capital gain or loss (other than interest received on amounts due with respect to Dissenting Shares, which will be taxed as ordinary income) and will be long-term capital gain or loss if, on the date of sale or exchange, the Shares were held for more than one year. In the case of an individual stockholder, net long-term capital gain may be subject to a reduced rate of tax, and net capital losses may be subject to limits on deductibility.

    Payments in connection with the Offer or the Merger may be subject to "back-up withholding" at a rate of 31% unless the stockholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct TIN, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the stockholder's U.S. federal income tax liability. Tendering stockholders may be able to prevent back-up withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See
Section 3. A stockholder who does not provide its correct TIN may be subject to penalties imposed by the IRS.

    THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF THE U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATIONS. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE CHANGE OF CONTROL OFFER, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, LOCAL FOREIGN OR OTHER TAX LAWS.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

    The Shares are listed and traded on the NYSE under the trading symbols "WRC". The following table sets forth for the periods indicated the high and low sales prices per Share. Share prices are as reported in the Company's Annual Report on Form 10-K for the year ended December 27, 1998 (the "Company Form 10-K") and, in the case of 1999, as reported on the NYSE based on published financial sources.

                                                                                  HIGH         LOW
                                                                                  -----     ---------
1997
    First Quarter............................................................   $      225/8 $      181/8
    Second Quarter...........................................................          261/4        195/8
    Third Quarter............................................................          327/16        231/2
    Fourth Quarter...........................................................          303/16        2211/16

1998
    First Quarter............................................................   $      343/4 $      253/8
    Second Quarter...........................................................          351 /16        297/8
    Third Quarter............................................................          361/4        26
    Fourth Quarter...........................................................          343/4        223/4

1999
    First Quarter............................................................   $      307/16 $      211/4
    Second Quarter...........................................................          283/16        20
    Third Quarter (through July 14, 1999)....................................          357/8        277/16

    On July 9, 1999, the last full day of trading prior to the date of the public announcement of the execution of the Merger Agreement and the announcement that Quebecor Printing had submitted to the Company a proposal to acquire all outstanding Shares for $35.69 cash per share (see Section 11), the closing price per share for the Shares as reported on the NYSE was $29 13/16. On July 15, 1999, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the NYSE was $35 3/4 per share.

    STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    The Company has not declared or paid any dividends on the Shares during its last three fiscal years and does not anticipate declaring and paying cash dividends on the Shares at any time in the foreseeable future.

    Tendering Shares pursuant to the Offer will not affect the right of stockholders to receive any dividends with respect to Shares declared by the Company, if any, with a record date prior to the date on which Purchaser purchases the Shares pursuant to the Offer. The Offer will expire at 12:00 midnight, New York City time, on August 12, 1999 unless extended as described elsewhere in this Offer to Purchase.

7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES, NYSE LISTING, STOCK QUOTATION, EXCHANGE ACT REGISTRATION; MARGIN REGULATION.

    MARKET FOR THE SHARES. The purchase of the Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Following completion of the Offer, at least a majority and up to 62% of the outstanding Shares will be owned by Purchaser. The purchase of Shares pursuant to the Offer also can be expected to reduce the numbers of holders thereof.

    NYSE LISTING. Purchaser does not anticipate that the Shares would be subject to delisting on the NYSE solely as a result of completion of the Offer. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, as a result of the Offer, (i) the number of holders of 100 shares or more were reduced to less than 1,200, (ii) the number of Shares publicly held (excluding those held by officers and directors of the Company, members of their immediate families and persons owning 10% or more of the Shares outstanding) were reduced to less than 600,000 or (iii) the aggregate market value of the publicly-held Shares were reduced to less than $5 million. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on the NYSE. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for Shares could be adversely affected. If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq Stock Market or other sources. The extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of shareholders and/or the aggregate market value of the publicly-traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    EXCHANGE ACT REGISTRATION. The Shares currently are registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of Shares. Purchaser does not anticipate that such registration will be subject to termination solely as a result of completion of the Offer. Termination of registration of the Shares under the Exchange Act would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

    Purchaser currently intends not to seek delisting of the Shares from the NYSE and the termination of the registration of the Shares under the Exchange Act prior to the Effective Time, although such Shares may be delisted on the NYSE as described above. If the NYSE listing and the Shares are not terminated prior to the Merger, then the Shares will be delisted from the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The Shares currently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    Except as otherwise set forth herein, the summary information concerning the Company in this Section 8 and elsewhere in this Offer to Purchase is derived from the Company's Annual Report on Form 10-K for the fiscal years ended December 27, 1998 and December 28, 1997 (together, the "Company 10-K") and the Company's Quarterly Report on Form 10-Q for the three months ended March 28, 1999 (the "Company 10-Q"), as filed with the Commission pursuant to the Exchange Act, and other publicly available information. Although neither Purchaser nor Quebecor Printing has any knowledge that would indicate that statements contained herein based upon such documents are untrue, none of Purchaser, Quebecor Printing, any of their affiliates, or the Joint Dealer Managers assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser and Quebecor Printing.

    The Company is an industry leader in the management and distribution of print and digital information. It is the second largest diversified commercial printer in the United States, providing digital prepress, press, binding, distribution and multi-media services to customers in the commercial, magazine, catalog, direct mail, book and directory product categories. Founded in 1903, the Company operates 52 facilities with a network of sales offices nationwide. The Company is a Delaware corporation with its principal executive offices located at The Mill, 340 Pemberwill Road, Greenwich, Connecticut 06831.

    SELECTED FINANCIAL INFORMATION. Set forth below is certain selected historical consolidated financial information with respect to the Company excerpted or derived from financial information contained in the audited financial statements that were provided by the Company to Quebecor Printing and Purchaser, and certain unaudited consolidated summary information with respect to the three months ended March 28, 1999 and March 29, 1998, which is excerpted or derived from the Company 10-Q. More comprehensive financial information is included in (i) the Company 10-K and (ii) other reports and documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. The reports and other documents filed with the Commission should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                            WORLD COLOR PRESS, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  FOR THE THREE MONTHS
                                                         ENDED                      FOR THE YEAR ENDED
                                                      (UNAUDITED)                    DECEMBER 31,(1)
                                                 ----------------------  ----------------------------------------
                                                 MARCH 28,   MARCH 29,
                                                    1999        1998         1998          1997          1996
                                                 ----------  ----------  ------------  ------------  ------------
Net Sales......................................  $  605,843  $  550,407  $  2,356,885  $  1,981,225  $  1,641,412
Net income (loss) after taxes..................     (12,126)      9,358        73,590        57,219        47,261
Net earnings (loss) per Share (fully
  diluted).....................................       (0.31)       0.24          1.84          1.60          1.35

------------------------

(1) There were no cash dividends paid or declared on common stock during any of these three periods.

                                                           AS OF MARCH              AS OF DECEMBER 31,
                                                               28,       ----------------------------------------
                                                               1999          1998          1997          1996
                                                           ------------  ------------  ------------  ------------
                                                           (UNAUDITED)
BALANCE SHEET DATA
Cash and Cash Equivalents................................  $     81,245  $    199,932  $     37,676  $     33,182
Total Assets.............................................     2,422,081     2,433,886     1,933,571     1,822,432
Long-term Debt(1)........................................     1,171,257     1,030,589       810,143       889,195
Shareholders' Equity.....................................       642,813       668,647       599,769       414,932

------------------------

(1) Net of current portion of long-term debt.

    AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information should be available for public inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System. Certain materials should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005.

9.  CERTAIN INFORMATION CONCERNING QUEBECOR PRINTING, PURCHASER AND QPUSA.

    GENERAL. Quebecor Printing, a corporation amalgamated under the laws of Canada, was incorporated in 1989. Purchaser is a newly formed Delaware corporation and a wholly owned subsidiary of Quebecor Printing (USA) Holdings Inc. ("QPUSA"), a Delaware corporation which was incorporated in 1988 and which is an indirect wholly owned subsidiary of Quebecor Printing. The name, business address, citizenship and present principal occupation or employment of each of the executive officers and directors of Purchaser and Quebecor Printing and certain other persons are set forth on Annex I hereto.

    The principal executive office of Quebecor Printing is located at 612 Saint-Jacques Street, Montreal, Quebec, Canada, H3C 4M8. The principal executive office of each of Purchaser and QPUSA is located at 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801.

    Quebecor Printing is a diversified global commercial printing company, is the largest commercial printer in Canada and Europe, and one of the largest in the United States and South America. Quebecor Printing offers its customers state-of-the-art web offset, gravure and sheetfed printing capabilities and related printing services from prepress to distribution. Quebecor Printing's product categories include magazines, inserts and circulars, books, catalogs, specialty printing and direct mailing, related services, CD-ROM mastering and replicating, as well as directories.

    To date, Purchaser has not, and is not expected to, conduct any business other than that incident to formation, the execution and delivery of the Merger Agreement and the commencement of the Offer and Merger. Accordingly, no meaningful financial information with respect to Purchaser is available. QPUSA is a holding company and conducts no operations other than holding the securities of other operating companies. The separate financial information of QPUSA also is not meaningful to the Offer. Quebecor Printing files periodic reports and other information with the Commission relating to its business, financial statements and other matters. Quebecor Printing's Financial Statements are prepared in accordance with Canadian GAAP. See Note 18 to the financial statements incorporated as part of the Form 40-F (as defined below) for a description of the differences between GAAP and Canadian GAAP. Such reports and other information may be inspected, and copies may be obtained, at the offices of the Commission and the library of the NYSE in the same manner as set forth with respect to the Company in Section 8.

    FINANCIAL INFORMATION. Set forth below is certain consolidated summary information with respect to Quebecor Printing which is excerpted or derived from the Quebecor Printing's (i) Report of Foreign Issuer on Form 6-K for the months of January, February and March filed with the Commission on April 28, 1999 and
(ii) Annual Report on Form 40-F (the "Form 40-F") for the year ended December 31, 1998 filed with the Commission on May 7, 1999 (which pages are hereby incorporated by reference herein). More comprehensive financial information is included in such report and other documents filed by Quebecor Printing with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable from the Commission in the manner set forth in Section 8 although certain information may not be available on-line through EDGAR.

                             QUEBECOR PRINTING INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  FOR THE THREE MONTHS
                                                    ENDED MARCH 31,                 FOR THE YEAR ENDED
                                                      (UNAUDITED)                      DECEMBER 31,
                                                 ----------------------  ----------------------------------------
                                                    1999        1998         1998          1997          1996
                                                 ----------  ----------  ------------  ------------  ------------
Revenues.......................................  $  910,515  $  881,879  $  3,808,155  $  3,483,199  $  3,110,292
Net income.....................................      24,223      20,689       159,560       130,440       126,295
Net earnings per Share.........................        0.19        0.16          1.29          1.12          1.09

                                                              AS OF                 AS OF DECEMBER 31,
                                                            MARCH 31,    ----------------------------------------
                                                               1999          1998          1997          1996
                                                           ------------  ------------  ------------  ------------
                                                           (UNAUDITED)
BALANCE SHEET DATA
Cash and Marketable Securities...........................  $        393  $        309  $        380  $        806
Total Assets.............................................     3,722,040     3,842,116     3,475,538     2,913,410
Long-term Debt(1)........................................     1,113,249     1,140,941       913,269       767,294
Shareholders' Equity.....................................     1,556,940     1,564,504     1,436,340     1,155,066

------------------------

(1) Net of current portion of long-term debt.

    Except as set forth in this Offer to Purchase, none of Purchaser, Quebecor Printing, or to the best knowledge of Purchaser or Quebecor Printing, any of the persons listed on Schedule I hereto or any associate or majority owned subsidiary of Purchaser, Quebecor Printing or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares.

    Except as set forth in this Offer to Purchase, none of Purchaser or Quebecor Printing, or, to the best knowledge of Purchaser and Quebecor Printing, any of the persons listed in Annex I to this Offer to Purchase, owns any Shares and none of them has effected any transaction in the Shares during the past 60 days. Caisse de Depot et Placement du Quebec (the "Caisse"), a Quebec governmental entity that manages provincial pension funds, has an equity investment in Quebecor Printing, as well as certain rights under a shareholder's agreement with Quebecor Inc., which entitles the Caisse to at least two representatives on Quebecor Printing's board of directors, as well as certain other rights. The Caisse has informed Quebecor Printing that it entered into the following transactions in the Shares in the past 60 days: On May 21, 1999, the Caisse purchased 67,000 Shares in a broker's transaction at a purchase price of $26.14 per Share. On May 24, 1999, the Caisse purchased 10,000 Shares in a broker's transaction at a purchase price of $26.29 per Share. On May 25, 1999, the Caisse purchased 23,000 Shares in a broker's transaction at a purchase price of $26.31 per Share. On July 12, 1999, the Caisse purchased, in broker's transactions, 10,000 Shares at a purchase price of $34.425 per Share and 260,000 Shares at a purchase price of $34.55 per Share. On July 13, 1999, the Caisse purchased 100,000 Shares in a broker's transaction at a purchase price of $35.05 per Share. On July 13, 1999, the Caisse sold 50,000 Shares in a broker's transaction at a price of $35.34 per Share. On July 14, 1999, the Caisse sold, in broker's transactions, 50,000 Shares at a price of $35.69 per Share and 51,500 Shares at a price of $35.699 per Share. Following such transactions, the Caisse beneficially owned 498,500 Shares.

    Except as set forth in this Offer to Purchase, none of Purchaser or Quebecor Printing, or, to the best knowledge of Purchaser or Quebecor Printing, any of the persons listed in Annex I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, None of Purchaser or Quebecor Printing, or, to the best knowledge of Purchaser or Quebecor Printing, any of the persons listed in Annex I to this Offer to Purchase has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission applicable to the Offer.

    Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Purchaser or Quebecor Printing, nor their respective subsidiaries, or, to the best knowledge of Purchaser or Quebecor Printing, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission applicable to the Offer.

10. SOURCE AND AMOUNT OF FUNDS.

    If the Maximum Number of Shares are purchased by Purchaser pursuant to the Offer, the aggregate purchase price for such Shares and all estimated commissions, fees and expenses relating to the Offer will be approximately $850 million (not including approximately $600 million that will be advanced following consummation of the Offer to repay indebtedness owing under the Company's existing bank credit agreement and to pay the purchase price of any of the Company's 6% Convertible Senior Subordinated Notes due 2007 tendered for purchase). The Offer is not subject to a financing contingency.

    The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $1.5 billion, Purchaser plans to obtain the necessary funds through capital contributions and advances made by its direct parent, QPUSA. Its affiliate, Quebecor Printing Delaware LLC will also advance funds to the Company to repay indebtedness owing under its existing bank credit agreement.

    The capital contributions and advances to be made to Purchaser by QPUSA are expected to be borrowed under the Credit Facilities referred to below. QPUSA has received a letter (the "Arrangement Letter") dated as of July 12, 1999 from Royal Bank of Canada, Bank of America Canada, Bank of Montreal and Canadian Imperial Bank of Commerce (collectively, the "Arrangers") pursuant to which the Arrangers have committed to provide QPUSA with senior credit facilities (the "Credit Facilities") in an aggregate principal amount of up to $1.25 billion on a pro-rata basis. All or a portion of the Credit Facilities may be syndicated either prior to or after the date of the first borrowing thereunder (the "Tender Offer Funding Date"), A copy of the Arrangement Letter is filed as an exhibit to the Schedule 14D-1 and incorporated herein by reference, and the following summary of the Credit Facilities is qualified in its entirety by reference thereto.

    The Credit Facilities will consist of: (i) $650 million as a single draw 1-year term loan to be drawn on the Tender Offer Funding Date ("Tranche A") ($300 million may be extended at QPUSA's option for a 1-year term payable in full at maturity); (ii) $450 million as a three year revolving credit facility payable in full at maturity ("Tranche B"); and (iii) $150 million as a 364-day non-revolving credit facility to be drawn within 120 days after the Tender Offer Funding Date and payable in full at maturity ("Tranche C"). Proceeds of borrowings under the Credit Facilities are (a) to be contributed by QPUSA to Purchaser to finance the acquisition of the Company pursuant to the Offer and the Merger, to pay transaction costs and to be available for general corporate purposes and (b) to be loaned by QPUSA to the Company to repay indebtedness owing under the Company's existing bank credit agreement and to pay the purchase price of any 6% Convertible Senior Subordinated Notes due 2007 of the Company tendered for purchase pursuant to an offer to be made in accordance with the terms of the Indenture under which such notes were issued following a change in control. The maximum aggregate amount available under the Credit Facilities to finance the purchase of the Shares shall not exceed $890 million.

    Amounts outstanding under the Credit Facilities will be guaranteed by Quebecor Printing and by Quebecor Printing Holding Company, a Delaware corporation and wholly owned subsidiary of Quebecor Printing, to the fullest extent permitted by applicable law.

    Borrowings under the Credit Facilities bear interest at a rate per annum based, at the option of QPUSA, on either US Libor or the US Base Rate plus a margin set in accordance with Quebecor Printing's unsecured long term senior debt rating. As of July 12, 1999, US Libor was 5.310% and the US Base Rate was 8.000%. The initial margin on US Libor loans is expected to be 1.125%, and the initial margin on US Base Rate loans is expected to be .125%. The Credit Facilities will also provide for a commitment fee, commencing on the date of the execution of the Credit Agreement, and calculated on the unutilized, uncanceled amount of the Credit Facilities at a per annum rate set in accordance with Quebecor Printing's unsecured long term senior debt rating, and is initially expected to be .15% for Tranches A and C and .20% for Tranche B.

    The Credit Facilities will contain certain negative covenants applicable to Quebecor Printing and its subsidiaries, including, without limitation, restrictions on liens and indebtedness of subsidiaries and the following financial covenants: maximum debt to total capitalization, maximum debt to consolidated EBITDA and minimum interest coverage.

    Borrowings under the Credit Facilities on the Tender Offer Funding Date are subject to the satisfaction or waiver of certain conditions, including, without limitation: (i) the execution and delivery of definitive documentation with respect to the Credit Facilities, in form and substance reasonably satisfactory to the Arrangers, (ii) the structure of the Offer and the terms and conditions of the Offer to Purchase and the Merger Agreement shall be acceptable in form and substance to the Arrangers, (iii) receipt of all necessary governmental and all material third-party consents and approvals and (iv) the nonoccurrence of any material adverse change. All borrowings under the Credit Facilities, including borrowings on the Tender Offer Funding Date, are subject to the satisfaction or waiver of certain conditions, including, without limitation: (i) the accuracy of representations and warranties and (ii) the absence of any default or event of default under the Credit Facilities.

    The terms of the Credit Facilities will provide that net proceeds generated from issuance of debt or equity by Quebecor Printing or its subsidiaries (subject to certain exceptions) are to be applied to repay outstanding amounts first under Tranche C and then Tranche A.

    Pursuant to the Arrangement Letter, Quebecor Printing has agreed to pay certain fees to the Arrangers, to reimburse the Arrangers for certain expenses and to provide certain indemnities, as is customary for commitments of the type described herein.

    Quebecor Printing anticipates that the loans made to QPUSA under the Credit Facilities will be repaid from a variety of sources, including, without limitation, funds generated internally by Quebecor and its subsidiaries and the public or private sale of debt or equity securities. No final decisions have been made concerning the sources and methods Quebecor Printing and its subsidiaries will employ to repay such indebtedness. Such decisions will be made and may be modified by Quebecor Printing based on prevailing market conditions and such other factors as Quebecor Printing may deem appropriate.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

    The terms and conditions of the Offer to Purchase, the Merger Agreement and related agreements are the result of arm's length negotiations between the Company, Quebecor Printing and their representatives. The following is a summary of the background to these negotiations and the execution of the Merger Agreement.

    On October 28, 1998, Pierre Karl Peladeau, at that time Executive Vice President and Chief Operating Officer of Quebecor Printing, contacted Robert G. Burton, Chairman and Chief Executive Officer of the Company, to explore a possible strategic transaction. Messrs. Peladeau and Burton subsequently met on November 4, 1998 to pursue their discussion of a potential business combination between Quebecor Printing and the Company. There were no further contacts between the parties until January, 1999.

    On January 12, 1999, Messrs. Peladeau and Burton met at the Company's corporate headquarters in Greenwich, Connecticut, along with Charles G. Cavell, President and Chief Executive Officer of Quebecor

Printing and Scott M. Stuart of Kohlberg Kravis Roberts & Co. L.P. ("KKR"), a member of the Company's Board of Directors, to discuss Quebecor Printing's interest in pursuing a possible strategic combination with the Company. Mr. Stuart is a general partner of KKR Associates, L.P. ("KKR Associates") and an affiliate of KKR. KKR provides advisory services to the Company, and KKR Associates is the general partner of four partnerships that together with KKR Associates own approximately 24% of the outstanding Shares. There were no further contacts between the parties until April, 1999.

    On April 19, 1999, Messrs. Peladeau and Stuart met in New York with a view to initiate discussions regarding Quebecor Printing's possible interest in acquiring the Company, the Company's business and the terms, conditions and structure of a possible transaction.

    On May 25, 1999, Mr. Peladeau, in his capacity as Vice Chairman of Quebecor Printing, met with Mr. Stuart, Alexander Navab, Jr., a member of the Board of Directors of the Company and executive of KKR, and Joseph Bae, an executive of KKR, and reiterated the possible interest of Quebecor Printing in acquiring the Company. The parties then discussed in broad terms the possible consideration and other terms of such transaction. These discussions were not conclusive in relation to terms and conditions.

    On June 7, 1999, representatives of Quebecor Printing and the Company met in Montreal to explore potential terms and conditions of a business combination. Quebecor Printing was represented by Mr. Peladeau. Francois R. Roy, Executive Vice President and Chief Financial Officer of Quebecor Inc. was also present at the meeting. Messrs. Stuart, Navab and Bae were present on the Company's behalf. These discussions were not conclusive in relation to terms and conditions.

    During the period from June 16 to June 18 Messrs. Peladeau, Roy, Cavell and Christian Paupe, Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Quebecor Printing met in Montreal with representatives of RBC Dominion Securities Inc. ("RBCDSI") and CSFB to discuss an analysis of the proposed combination, valuation, parameters, combination characteristics, financial analysis, other issues and potential next steps.

    On June 23, 1999, representatives of KKR on behalf of the Company and representatives of Quebecor Printing met to discuss the rationale for, and benefits of a possible business combination, potential transaction structures, preliminary due diligence requirements, management issues and price considerations for the proposed transaction and to establish a framework for continuing the discussions between the two companies.

    On June 24, 1999, separate meetings between Messrs. Peladeau and Burton and Messrs. Peladeau, Stuart, Navab and Bae took place to discuss further terms and conditions relating to the proposed transaction. During these discussions, representatives of KKR on behalf of the Company and representatives of Quebecor Printing were unable to agree upon the total value of consideration to be offered and the percentages of stock and cash in such consideration. Representatives of the Company also sought to protect the value of any stock of Quebecor Printing to be received by the stockholders of the Company in a merger with such mechanisms as a floating exchange ratio and a 'collar' for the stock portion of the consideration. Following these discussions, representatives of RBCDSI and CSFB met with representatives of KKR to continue discussion of potential terms and conditions, including the inclusion of a collar for the issuance of Quebecor Printing stock in the Merger.

    On June 25, 1999, at a joint meeting of the Executive Committee of the Board of Directors of Quebecor Inc. and the Board of Directors of Quebecor Printing, the directors of Quebecor Printing and Quebecor Inc. approved the proposed transaction in principle and authorized the management of Quebecor Printing to pursue the negotiation of the final terms of the transaction subject to the approval of the Board of Directors of Quebecor Printing.

    On June 25, 1999, after an internal review by Quebecor Printing and Quebecor Inc. of the proposed terms and conditions of the Merger and the status of ongoing negotiations, Messrs. Peladeau and Stuart had a telephone conversation, during which the preference of Quebecor Printing for the issuance of a fixed number of shares in connection with the Merger was discussed.

    On June 27, 1999, Messrs. Peladeau and Stuart had a telephone conversation wherein no specific agreements were reached regarding the principal economic terms of the transaction. In particular, the parties were unable to agree upon the total value of consideration to be offered, the percentages of stock and cash in the transaction or whether any collar or similar mechanism would be provided with respect to Quebecor Printing stock to be issued in the Merger. Messrs. Peladeau and Stuart agreed however that representatives of management and legal advisors of both parties should meet to discuss the financial and legal terms of the proposed transaction, pursue their work on documentation and propose a list of issues for consideration by senior management.

    On June 28 and 29, 1999, representatives of RBCDSI had telephone conversations with representatives of Morgan Stanley & Co. Incorporated to discuss terms and conditions of the Offer and the Merger.

    On June 30 and July 1, 1999 representatives of the parties continued to meet to discuss certain terms of the transaction including the consideration to be received by the Company's stockholders. Messrs. Peladeau, Roy, Paupe, and John
A. Willett of Arnold & Porter, representing Quebecor Printing, met with Messrs. Stuart, Navab and David J. Sorkin of Simpson Thacher & Bartlett, representing the Company, and discussed terms and conditions in relation to the proposed transaction including the support from KKR for the transaction, the Tender, Voting and Option Agreement, the Stock Option Agreement, termination fees, management issues and other considerations. At this meeting, Quebecor Printing's representatives increased their offer to the consideration to be received in the Offer and the Merger subject to the approval of Quebecor Printing's Board of Directors. Subject to the resolution of certain remaining issues, including management related issues, the Company's representatives agreed to discuss this revised proposal with the Board of Directors of the Company.

    Beginning on July 1, 1999, the Company conducted its due diligence investigation of Quebecor Printing.

    During the July 4th weekend, Messrs. Peladeau and Stuart discussed unresolved issues concerning the proposed business combination, and the Right Honourable Brian Mulroney, a director of Quebecor Printing, had a discussion with Henry Kravis, a senior executive of KKR, concerning management issues in connection with a possible combination of Quebecor Printing and the Company.

    On July 5, 1999, Quebecor Printing's Board of Directors authorized Quebecor Printing to enter into the Merger Agreement on the terms and conditions presented to the Board of Directors.

    On July 6, 1999, the Board of Directors of the Company met to consider the possible transaction. At the meeting, members of senior management and representative of the Company's legal and financial advisors reviewed with the Board, among other things, the status of the ongoing discussions between the Company and Quebecor Printing, and management's views on the advisability of pursuing a transaction with Quebecor Printing. The Company's legal and financial advisors also discussed the proposed terms and structure of a business combination with Quebecor Printing. The Board agreed that management should pursue further discussions with Quebecor Printing, and agreed to reconvene when all remaining open issues had been resolved and due diligence had been completed. The Board took no further action at this meeting.

    On July 6, 1999, representatives of the Company and Quebecor continued the negotiation of the terms of the transaction and the draft Merger Agreement and other related transaction documents. In addition, the parties discussed the terms of the management arrangements to be entered into at the time of execution of the Merger Agreement.

    On July 7, 1999, Quebecor Printing began its due diligence investigation of the Company.

    On July 7, 1999, Messrs. Peladeau, Cavell and Paupe met with Mr. Burton and Marc L. Reisch, President, Ms. Jennifer L. Adams, Vice Chairman, Chief Legal and Administrative Officer and Mr. Robert B. Lewis, Executive Vice President and Chief Financial Officer of the Company, to discuss terms and conditions of the offer and the merger, due diligence and other issues in connection with the proposed business combination.

    On July 8 and 9, 1999, Messrs. Paupe and Navab met and had telephone conversations to discuss due diligence findings, to review the status of Quebecor Printing financing for the Offer and to finalize terms and conditions of the Offer and the Agreement and Plan of Merger.

    On Friday, July 9, 1999, following the close of New York Stock Exchange trading, the Board of Directors of the Company met to consider the proposed transaction with Quebecor Printing. Representatives of the Company's senior management and the Company's legal and financial advisors made presentations and reviewed, among other things, the matters set forth below under "--Reasons for the Recommendation." The Company's legal advisors reviewed with the Board the transaction terms that had been negotiated since the Board meeting on July 6, 1999, including arrangements with management. Morgan Stanley made a presentation including, among other things, a financial analysis of the proposed transaction with Quebecor Printing and rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by the holders of Shares pursuant to the transactions contemplated by the Merger Agreement, including the Offer and the Merger, is fair from a financial point of view to such holders. Following discussion, the Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of the stockholders of the Company, approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, approved the Stock Option Agreement and the transactions contemplated thereby, approved the Tender, Voting and Option Agreement and the transactions contemplated thereby and recommended that the stockholders of the Company accept the Offer and tender their Shares to Purchaser and approve the Merger Agreement and the transactions contemplated thereby, including the Merger. In addition, members of the Board of Directors not affiliated with KKR and who constitute a majority of the Board of Directors, approved the engagement letters with Morgan Stanley and KKR.

    Thereafter, the Merger Agreement and related agreements were signed, and prior to the opening of business on Monday, July 12, 1999, the parties issued a joint press release announcing execution of the Merger Agreement and related agreements.

12. PURPOSE OF THE OFFER AND THE MERGER; APPRAISAL RIGHTS; PLANS FOR THE
    COMPANY.

    PURPOSE OF THE OFFER AND THE MERGER. The purpose of the Offer, the Merger and the Merger Agreement is to enable Quebecor Printing to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become an indirect wholly owned subsidiary of Quebecor Printing. The Offer is being made pursuant to the Merger Agreement.

    COMPANY STOCKHOLDER APPROVAL. Under the DGCL and the Company Charter and By-Laws the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the Merger. The Company's Board of Directors has determined by a unanimous vote that the Offer and Merger are fair to, advisable and in the best interests of the Company and its Stockholders. Therefore, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

    The Merger Agreement provides that the Company will (i) take all action necessary to convene a meeting of its stockholders (the "Stockholder Meeting") promptly after consummation of the Offer (or if the One-Step Transaction (as defined in Section 13 "--Conversion of Shares,") is triggered, as promptly as practicable) for the purpose of voting upon the Merger and (ii) take all other action reasonably necessary to secure the vote of stockholders in favor of adoption of the Merger Agreement, subject to the fiduciary duties of its Board of Directors.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company may have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares in connection with such consummation. Such rights to dissent, if the statutory procedures are complied with by dissenting shareholders, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger), to be required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market values of the Shares, including, among other things, asset values and earning capacity. In WEINBERGER V. UOP, INC. ("WEINBERGER"), the Delaware Supreme Court states, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer or pursuant to the Merger.

    In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the Merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court states in WEINBERGER and RABKIN V. PHILIP A. HUNT CHEMICAL CORP. that although the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

    THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRES STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF SECTION 262 OF THE DGCL, AND WILL ONLY BE AVAILABLE IN CONNECTION WITH THE CONSUMMATION OF THE MERGER.

    RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Purchaser seeks to acquire the remaining Shares not held by it. Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer and in the Merger stockholders receive at least the same value per Share offered during the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration, although Quebecor Printing has no current intention to do so prior to the Effective Time. See
Section 7. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

    PLANS FOR THE COMPANY. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. Quebecor Printing intends to operate the Company as a subsidiary of Quebecor Printing. The directors of Purchaser will be the initial directors of the Surviving Corporation and the then officers of the Company, other than the Chairman of the Board, and such other persons as are designated by Quebecor Printing, shall be the initial officers of the Surviving Corporation. After the purchase of Shares pursuant to the Offer and prior to the Effective Time, it is anticipated that the Company will not declare any dividends on the Shares. See Section 14.

    Quebecor Printing will evaluate the business, operations, capitalization and management of the Company during the pendency of, and after the consummation of, the Offer, and will take such actions as it deems appropriate under the circumstances then existing with a view to optimizing the Company's potential in conjunction with Quebecor Printing's business.

    Except as indicated in this Offer to Purchase, Quebecor Printing does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company's board of directors or management.

13. THE MERGER AGREEMENT; OTHER AGREEMENTS.

    The following summary of certain provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1, is qualified in its entirety by reference to the text of the Merger Agreement.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer by Purchaser. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject only to the satisfaction or waiver by Purchaser of the conditions set forth in Section 15 hereof. Under the terms of the Merger Agreement, Purchaser may not, without the consent of the Company's Board of Directors, (i) decrease or change the form of consideration payable in the Offer, (ii) reduce the number of Shares sought pursuant to the Offer, (iii) amend the conditions or impose additional conditions to the Offer, (iv) amend or change any term of the Offer or (v) waive the Minimum Condition. If all the conditions to consummation of the Offer are satisfied, Purchaser shall consummate the Offer as promptly as possible. Pursuant to the Merger Agreement, Purchaser is obligated to extend the Offer from time to time in the event that, at a then-scheduled expiration date, all of the conditions to the Offer have not been satisfied (other than incurable breaches of representations, warranties and covenants) each such extension not to exceed (unless consented to by the Company) the lesser of 10 additional business days or such fewer number of days that their Company or Quebecor Printing reasonably believes are necessary to cause such Offer condition to be satisfied. Purchaser may extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension promptly thereafter. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw its Shares.

    If on September 13, 1999 either or both of the Minimum Condition and any waiting periods under the H-S-R Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or terminated Purchaser shall (unless Quebecor Printing and the Company otherwise agree) terminate the Offer and seek to consummate the Merger in accordance with the Merger Agreement. In the event that the Merger Agreement is terminated, Purchaser has agreed to, and Quebecor Printing has agreed to cause Purchaser to, terminate the Offer promptly without accepting any Shares for payment.

    THE MERGER. The Merger Agreement provides that at the Effective Time, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, Purchaser shall be merged with and into the Company. Following the Effective Time, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will succeed to and assume all the rights and obligations of Purchaser in accordance with the DGCL. The Company Charter, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time so as to read in its entirety in the form set forth as an exhibit to the Merger Agreement and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time. The

By-Laws of Purchaser shall be the By-Laws of the Surviving Corporation. The directors of Purchaser holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time. The officers of the Company holding office immediately prior to the Effective Time shall be the officers, each to hold the same office held with the Company, of the Surviving Corporation immediately after the Effective Time.

    CONVERSION OF SHARES. The Merger Agreement provides that at the Effective Time, if Purchaser shall have purchased the Maximum Number of Shares, each Share issued and outstanding immediately prior thereto (other than Shares held in the treasury of the Company, Shares owned by Purchaser and Dissenting Shares), by virtue of the Merger without any action on the part of Purchaser, the Company or the holders of any of the Shares, will be canceled, extinguished and converted into the right to receive a number (rounded to the nearest one-millionth of a share) of fully paid and nonassessable shares of Quebecor Printing Stock equal to the Exchange Ratio (as defined below) upon the surrender of the certificate formerly representing such Share. If Purchaser shall have purchased less than the Maximum Number of Shares (the number of Shares so paid for and purchased in the Offer being referred to herein as the "Purchased Share Number"), each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held in the treasury of the Company shares owned by Purchaser and Dissenting Shares) shall be canceled, extinguished and converted into the right to receive, (i) cash, in an amount equal to the product of the Cash Proration Factor (as defined below) multiplied by $35.69 and (ii) a number (rounded to the nearest one-millionth of a share) of fully paid and non-assessable shares of Quebecor Printing Stock equal to the product of (x) 1 minus the Cash Proration Factor multiplied by (y) the Exchange Ratio.

    If on September 13, 1999, either or both of the Minimum Condition or the H-S-R Condition have not been satisfied, Purchaser shall, unless Quebecor Printing and the Company otherwise agree, terminate the Offer, and the parties to the Merger Agreement shall, subject to its terms and conditions, seek to consummate the Merger (such termination of the Offer and subsequent consummation referred to herein as the "One-Step Transaction"). In such event, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company as treasury stock and Shares owned by Purchaser) shall be canceled, extinguished and converted into the right to receive, (i) cash, in an amount equal to $22.00 and (ii) .6311 shares of Quebecor Printing Stock. All Shares held as treasury shares by the Company and shares held by the Purchaser or any of its affiliates will be canceled immediately prior to the Effective Time. All shares of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted and changed into an equal number of shares of capital stock of the Surviving Corporation.

    If prior to the Effective Time, Quebecor Printing or the Company, as the case may be, should split, combine or otherwise reclassify the shares of Quebecor Printing Stock or the Shares, or pay (or set a record date that is prior to the Effective Time with respect to) a stock dividend or other stock distribution in shares of Quebecor Printing Stock or Shares, or otherwise change the shares of Quebecor Printing Stock or Shares into any other securities, or make any other such stock dividend or distribution with respect to the shares of Quebecor Printing Stock or the Shares in capital stock of Quebecor Printing or the Company or of their respective subsidiaries in respect of the shares of Quebecor Printing Stock or Shares, respectively, then the Merger Agreement provides that the Merger Consideration and the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change to provide the holders of Shares, the same economic effect as contemplated by the Merger Agreement prior to such event.

    For purposes of the Merger Agreement, the "Exchange Ratio" is equal to
1.6455 shares of Quebecor Printing Stock per Share and the "Cash Proration Factor" is a fraction, of which (A) the numerator is the equal to (x) the Maximum Number minus (y) the Purchased Share Number, if any, and (B) the denominator is equal to the number of Shares issued and outstanding immediately prior the Effective Time (other than Shares owned by the Company as treasury stock, Shares owned by Purchaser, and Dissenting Shares).

    The Merger Agreement provides that each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Quebecor Printing Stock will receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Quebecor Printing Stock and (ii) $21.6875. The consideration provided in the first and second paragraphs in this subsection "Conversion of Shares", together with the consideration provided for in the preceding sentence, is referred to herein as the "Merger Consideration".

    DISSENTING SHARES. The Merger Agreement provides that, if required by the DGCL, Dissenting Shares will not be canceled and converted into the right to receive the appropriate Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been canceled and converted into, at the Effective Time, the right to receive the appropriate Merger Consideration, without interest. See Section 12 "--Appraisal Rights".

    COMPANY STOCK OPTIONS. Pursuant to the Merger Agreement, upon the consummation of the Offer, each option to purchase Shares and any related stock appreciation rights issued by the Company (the "Company Stock Options") which is outstanding immediately prior to consummation of the Offer shall (except to the extent that Quebecor Printing and the holder of a Company Stock Option otherwise agree prior to the consummation of the Offer or unless the holder of such Company Stock Option shall have elected otherwise by written notice to Quebecor Printing prior to the date 10 business days prior to the consummation of the Offer) be canceled in exchange for (A) a cash payment from the Surviving Corporation (subject to any applicable withholding taxes) equal in value to (1) the product of (x) the total number of Shares of Company Common Stock subject to such Company Stock Option (the "Option Shares"), multiplied by (y) $22.00, multiplied by (z) the excess of $35.69 over the exercise price per share of Common Stock subject to such Company Stock Option, divided by (2) $35.69, and
(B) a number of shares of Quebecor Printing Stock to be issued promptly following the Effective Time equal to (1) the product of (x) the number of Option Shares, multiplied by (y) 0.6311, multiplied by (z) the excess of $35.69 over the exercise price per Share subject to such Company Stock Option, divided by (2) $35.69. If the Offer is terminated pursuant to the One-Step Transaction (as defined in "--Conversion of Shares" in Section 13 above), the conversion shall occur at the Effective Time.

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Purchaser and Quebecor Printing, including, but not limited to, representations and warranties relating to the Company's organization and qualification, its subsidiaries, capitalization, authority to enter into the Merger Agreement and carry out the transactions contemplated thereby, filings made by the Company with the Commission under the Securities Act and the Exchange Act litigation, employee relations and benefits, taxes, stockholder vote, required compliance with laws, properties, environmental matters, intellectual property, insurance and Year 2000 compliance.

    Purchaser and Quebecor Printing have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties relating to Purchaser and Quebecor Printing's organization and authority to enter into the Merger Agreement, that Purchaser will have sufficient funds available to it to purchase the Shares, that none of Purchaser or Quebecor Printing owns (other than possibly through their employee benefit plans) any Shares and with respect to Quebecor Printing, its subsidiaries, capitalization, Commission filings, litigation, employee relations and benefits, taxes, employee benefit plans, compliance with laws, environmental matters, intellectual property, Year 2000 compliance, stockholder votes, necessary consents and subscription rights.

    BOARD REPRESENTATION. The Merger Agreement provides that, promptly upon the purchase of such number of Shares as satisfies the Minimum Condition and from time to time thereafter, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (a) the number of directors on the Board of Directors of the Company (after giving effect to the appointment of such directors) and (b) the percentage that the number of Shares purchased by Purchaser bears to the number of Shares outstanding. The Company has agreed that, upon request of Purchaser, it will promptly (i) increase the size of the Company's Board of Directors to the extent permitted by its Company Charter and By-Laws (and amend the Company Charter and By-Laws, if so required, to increase the size of the Board of Directors to allow for such additional directors) and/or (ii) take all steps necessary and appropriate to secure the resignations of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board of Directors (and hold a meeting for such purpose); and (iii) cause Purchaser's designees to be so elected. At the request of Purchaser, the Company has agreed to promptly take, at its expense, all action required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and necessary to effect any such election, including the mailing to its stockholders of the information required to be disclosed pursuant thereto. Purchaser will supply to the Company in writing and be solely responsible for any information with respect to themselves and their nominees, officers, directors and affiliates required by
Section 14(f) and Rule 14f-1.

    COVENANTS RELATING TO THE CONDUCT OF BUSINESS.

    THE COMPANY. Pursuant to the Merger Agreement, the Company has agreed that prior to the Effective Time (unless Quebecor Printing shall otherwise agree in writing (which consent shall not be unreasonably withheld)), except as set forth in the Merger Agreement, it will use its reasonable efforts to carry on, its and its subsidiaries' respective businesses in the ordinary course of business and consistent with past practice, and except in connection with the adoption by the Company of a shareholder rights plan that would not be applicable to, or adversely affect the transactions contemplated by the Merger Agreement, neither the Company nor any of its subsidiaries shall: (i) issue (except pursuant to employee and non-employee director stock options outstanding on the date hereof) sell, pledge, dispose of or encumber (or permit any of its subsidiaries to issue, sell, pledge, dispose of or encumber): (A) any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any capital stock of the Company or any of its subsidiaries, or
(B) any material assets of the Company or any of its subsidiaries except in the ordinary course of business; (ii) amend or propose to amend the certificate or articles of incorporation or By-Laws or similar governing instruments of the Company or any of its subsidiaries; (iii) split, combine or reclassify any outstanding Shares, or declare, set aside or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to the Shares; (iv) redeem, purchase or acquire, or offer to acquire (or permit any of its subsidiaries to redeem, purchase or acquire or offer to acquire) any Shares or other securities of the Company; or (v) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph.

    In addition, the Company agreed that neither the Company nor any of its subsidiaries will (i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or material assets thereof for aggregate consideration for all such acquisitions in excess of $25,000,000; (ii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; or (iii) enter into or materially modify any contract, agreement, commitment or arrangement with respect to any of the foregoing.

    Except as set forth in the Merger Agreement, or in the ordinary course of business in accordance with past practice, neither the Company nor any of its subsidiaries shall enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers, directors or employees. Except as set forth in the Merger Agreement, neither the Company nor any of its subsidiaries shall adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any officer, director or employee, other than (i) in the ordinary course of business consistent with past practice for the benefit or welfare of any employee, (ii) for the purpose of accelerating the vesting of restricted stock and stock options, (iii) to the extent required by law, or (iv) with respect to new hires or promotions in the ordinary course of business.

    The Company agreed to use reasonable efforts (i) to cause its current insurance (or reinsurance) policies not to be canceled or terminated; and (ii) to not permit any of the coverage thereunder to lapse, in any such case unless prior to or promptly after such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing. The Company agreed to use reasonable efforts, and cause each of its subsidiaries to use reasonable efforts, to keep substantially intact their respective business organizations and goodwill, keep available the services of their officers and employees as a group and maintain their present relationships with suppliers and customers and others having business relationships with them. The Company agreed not to make awards of restricted stock or grants of options.

    QUEBECOR PRINTING. Quebecor Printing agreed that prior to the Effective Time, unless the Company shall otherwise agree in writing (which consent shall not be unreasonably withheld prior to the consummation of the Offer), Quebecor Printing would not (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except that Quebecor Printing may continue the declaration and payment of regular quarterly cash dividends (with usual record and payment dates and in accordance with its past dividend policy), (B) split, combine or reclassify or otherwise alter the Quebecor Printing Stock or any other class of Quebecor Printing's capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of Quebecor Printing Stock or any other class of Quebecor Printing's capital stock or other securities convertible into or exchangeable for such shares, and (ii) authorize for issuance, issue, deliver or sell for below market value any shares of Quebecor Printing Stock or any other class of Quebecor's capital stock other then non-voting preferred stock or other securities convertible into or exchangeable for such shares (except upon the conversion of Quebecor Printing multiple voting shares, the grant of options or issued in the ordinary course of business pursuant to existing Quebecor Printing options plans or exercise of stock options).

    MEETINGS. The Company has agreed to take all action necessary in accordance with and subject to applicable law and its Company Charter and By-Laws to convene a meeting of its stockholders promptly after the consummation of the Offer (or if the Offer has been terminated pursuant to the One-Step Transaction, as promptly as practicable) to consider and vote upon the Merger Agreement. The Company has agreed to use all reasonable efforts to obtain the necessary adoption of the Merger Agreement by the stockholders of the Company, subject to the exercise of fiduciary duties by the Company's Board of Directors under applicable law. At any such meeting, Purchaser and Quebecor Printing has agreed to vote or cause to be voted all of the Shares then owned by them and their subsidiaries in favor of adoption of the Merger Agreement and the Company has agreed to vote or cause to be voted all Shares with respect to which proxies in the form distributed by the Company have been given, and not voted against the adoption of the Merger Agreement, in favor of adoption of the Merger Agreement. Between the date of consummation, if any, of the Offer and the date of the Company stockholders meeting referred to above, Quebecor Printing and Purchaser has agreed to not sell, transfer, dispose of or encumber in any manner or otherwise subject to any voting or other agreement with any party any of the Shares purchased in the Offer or any voting rights with respect thereto. Between July 12, 1999 and the Effective Time, neither Quebecor

Printing nor any of its subsidiaries has agreed to acquire, or agree to acquire, whether in the open market or otherwise, any rights in any securities of the Company other than pursuant to the Offer or the Merger.

    COMPANY PROXY AGREEMENT. The Company has agreed to file with the Commission under the Exchange Act within 20 business days from July 12, 1999, and has agreed to use all reasonable efforts to have cleared by the Commission, in each case at the earliest practicable date, a proxy statement (the "Company Proxy Statement"), with respect to the adoption by the Company's stockholders of the Merger Agreement in form and substance reasonably satisfactory to Purchaser and its counsel. The Company has agreed to use its reasonable best efforts to include the Company Proxy Statement in the Form F-4 (as defined below). Quebecor Printing, Purchaser and the Company have agreed to cooperate with each other in the preparation of the Company Proxy Statement; without limiting the generality of the foregoing, each of Quebecor Printing and Purchaser will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company Proxy Statement shall, subject to the exercise of fiduciary duties by the Board of Directors under applicable law, contain the determination and recommendation of the Board of Directors of the Company referred to above.

    PREPARATION OF THE FORM F-4 AND THE QUEBECOR PRINTING PROXY STATEMENT. The Quebecor Printing Stock to be issued in the Merger will be registered under the Securities Act on a Form F-4 registration statement (the "Form F-4"). As soon as practicable following the date of the Merger Agreement, but in no event later than 20 business days from July 12, 1999, Quebecor Printing has agreed to prepare and file with the Commission the Form F-4. Quebecor Printing has agreed to use its reasonable best efforts to respond promptly to any comments of the Commission and to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing. Quebecor Printing has agreed to use its reasonable best efforts to include the Company Proxy Statement in the submission of the Form F-4 to the Commission. Quebecor Printing will advise the Company, promptly after it receives notice thereof, of the time when the Form F-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Quebecor Printing Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the Commission for amendment of Form F-4 or comments thereon and responses thereto or requests by the Commission for additional information. Quebecor Printing has agreed to obtain, and has agreed to provide evidence reasonably satisfactory to the Company of, all necessary rulings or orders of Canadian securities regulatory authorities exempting the distribution by Quebecor Printing of the shares of Quebecor Printing Stock issuable in connection with the Merger and the resale of such shares from the registration and prospectus delivery requirements and resale restrictions of applicable Canadian securities laws on terms reasonably satisfactory to the Company.

    Quebecor Printing has agreed to use its reasonable best efforts to have any approval by the shareholders of Quebecor Printing that may be required by the rules and regulations of the NYSE, Montreal Exchange and Toronto Stock Exchange waived by such exchanges, and if any such waiver is not obtained, Quebecor Printing has agreed to, as soon as practicable following the date of the Merger Agreement, take all action necessary in accordance with applicable law or exchange rules to obtain such shareholder approval.

    ADDITIONAL EFFORTS. Upon the terms and subject to the conditions set forth in the Merger Agreement, the Company, Purchaser and Quebecor Printing agreed to use all reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the transactions contemplated by the Offer and the Merger Agreement, including without limitation, cooperating with each other, using reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings, including without limitation, submissions of information requested by governmental authorities. Notwithstanding the foregoing, Quebecor Printing and Purchaser (i) shall on or prior to November 9, 1999 (unless extended in the sole discretion of the

Company) secure the expiration or termination of any applicable waiting period under the H-S-R Act or the statutes, rules, regulations, administrative and judicial doctrines and any other antitrust or competition laws of the United States, any State thereof, any foreign country or the European Union (the "Antitrust Laws"), (ii) shall take all action necessary or required, including any litigation or appeals, to permit the consummation no later than November 9, 1999 (unless extended in the sole discretion of the Company) of the Offer, the Merger and the other transactions contemplated by the Merger Agreement under the Antitrust Laws, and (iii) shall avoid the imposition of any injunction or other order under the Antitrust Laws (and to the extent an injunction or other order has been issued, shall secure its immediate dissolution) that would prevent the consummation of the Offer, the Merger or the transactions contemplated by the Merger Agreement on or prior to November 9, 1999 (unless extended in the sole discretion of the Company). The Company agreed to cooperate with Quebecor Printing and Purchaser in connection with the satisfaction of this covenant; provided, however, that the steps or actions referred to in this paragraph that may be required to be taken by the Company shall be subject to the consummation of the Offer (or if the Offer has been terminated pursuant to the One-Step Transaction, to the closing of the Merger).

    ACQUISITION PROPOSALS. The Company agreed in the Merger Agreement that from the date of the Merger Agreement until its termination, except as described below, (a) it and its subsidiaries will not directly or indirectly make, solicit, initiate or encourage submission of proposals or offers from any persons (including any of its officers or employees) with respect to an Acquisition Proposal, and (b) it will immediately cease and cause to be terminated all discussions or negotiations with third parties with respect to any Acquisition Proposal and promptly notify Purchaser after receipt of any bona fide Acquisition Proposal or any inquiry from any person relating thereto and promptly provide Purchaser with a reasonable summary of the financial and other material terms of such Acquisition Proposal. An "Acquisition Proposal" is defined in the Merger Agreement as any proposal or offer involving liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or equity interest in, the Company or other similar transaction or business combination involving the Company or its material subsidiaries. The Merger Agreement also provides that to the extent that the Company's Board of Directors conclude, acting in good faith, after receiving advice from outside legal counsel or its financial advisors that the following action is necessary or appropriate in order to act in a manner which is consistent with its fiduciary duties under applicable law, may furnish or cause to be furnished information to third parties concerning itself and its businesses, properties or assets, engage in discussions or negotiations with a third party regarding an Acquisition Proposal initiated by a third party, or following receipt of an Acquisition Proposal, take or disclose to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise make disclosure to the Company's stockholders or withdraw, modify or amend its recommendation of the transactions contemplated by the Merger Agreement and/or enter into an agreement providing for the consummation of such Acquisition Proposal.

    EMPLOYEE COMPENSATION AND BENEFITS. Effective no later than the Effective Time, the Company (or Quebecor Printing as applicable) will enter into agreements and adopt plans or programs, the terms and conditions of which shall be consistent in all material respects with those set forth in a schedule to the Merger Agreement.

    For the two-year period immediately following the consummation of the Offer, Quebecor Printing shall provide certain executives with an annual base salary and target bonus no less than such executive was eligible to receive immediately prior to the consummation of the Offer and with employee benefits pension including welfare, fringe and other employee benefits that are comparable, on a benefit by benefit basis, to benefits as provided by the Company immediately prior to the consummation of the Offer. Notwithstanding the foregoing, during the two-year period immediately following the consummation of the Offer, all employees of the Surviving Corporation who were employees of the Company immediately prior to the consummation of the Offer shall be entitled to severance benefits upon termination without Cause (as defined in the Merger Agreement) that are no less than those under the severance policies of the

Company in effect immediately prior to the consummation of the Offer. Bonuses for the fiscal year ended December 31, 1999 ("1999 Fiscal Year") shall be paid to each participant ("Participant") under the Company's Management by Objective bonus plan ("MBO Plan") as follows: (i) at the consummation of the Offer, a pro rata bonus, if any, shall be paid based on achievement of the Participant's performance targets under the MBO Plan, as determined by Marc L. Reisch, and the portion of the 1999 Fiscal Year completed as of the consummation of the Offer and (ii) the balance of such 1999 bonus, if any, shall be paid on January 31, 2000, based on achievement of the Participant's performance targets under the MBO Plan, as determined by Mr. Reisch and Charles G. Cavell, and the portion of the 1999 Fiscal Year after the consummation of the Offer; provided, however, that if such Participant's employment is terminated after the consummation of the Offer by Quebecor Printing or the Company for other than Cause (as defined in the Merger Agreement) or by the Participant with Good Reason (as defined in the Merger Agreement), the balance of such 1999 bonus, if any, shall be paid promptly following termination based on the achievement of Participant's performance targets as determined by Mr. Reisch at the consummation of the Offer (pursuant to clause (i) above) and the portion of the 1999 Fiscal Year completed after the consummation of the Offer. If the Offer is terminated pursuant to the One-Step Transaction, references to "consummation of the Offer" shall be deemed replaced by the term "Effective Time".

    INDEMNIFICATION. The Merger Agreement provides that, from and after the Effective Time, to the extent not covered by the insurance described below, Purchaser will indemnify, defend and hold harmless all officers, directors and employees of the Company or any of its subsidiaries against all losses, expenses, claims, damages or liabilities arising out of claims brought or made by third parties including, without limitation, derivative claims in connection with the transactions contemplated by the Merger Agreement to the fullest extent permitted or required under applicable law and shall advance expenses prior to the final disposition of these claims and liabilities. Purchaser agreed to continue to keep in effect all rights to indemnification now existing in favor of the directors, officers or employees of the Company or any of its subsidiaries (including, without limitation, any person who was or becomes a director, officer or employee prior to the Effective Time (the "Indemnified Parties") under the DGCL or as provided in the Company Charter or By-Laws with respect to matters occurring on or prior to the Effective Time and for a period of not less than six years after the Effective Time (or, in the case of claims or other matters occurring on or prior to the expiration of such six year period, which have not been resolved prior to the expiration of such six year period, until such matters are finally resolved) and Purchaser shall honor, and shall cause the Surviving Corporation to honor, all such rights. Purchaser shall cause to be maintained in effect for not less than six years from the Effective Time, an insurance and indemnification policy for the Company's current directors, officers and employees that covers events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable to the Company's existing directors, officers or employees than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Purchaser and the Surviving Corporation will not be required, however, to pay an annual premium for the D&O Insurance in excess of 200% of the amount that the Company spent for these purposes in the last fiscal year.

    QUEBECOR PRINTING GUARANTEE. Quebecor Printing unconditionally and irrevocably guaranteed to the Company the due, prompt and faithful performance of, and compliance with, all agreements and obligations of Purchaser in this Agreement. Quebecor Printing agreed that the Company shall have the right to enforce this guarantee to ensure Purchaser's performance of, and compliance with, all agreements and obligations of Purchaser in this Merger Agreement without being required to first proceed against Purchaser.

    CONDITIONS PRECEDENT TO MERGER. The respective obligations of the Company, Purchaser and Quebecor Printing to effect the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions: (a) unless the Offer has been terminated pursuant to the One-Step Transaction, the Offer shall have been consummated in accordance with its terms; PROVIDED, HOWEVER, that this condition shall be deemed to be satisfied if Purchaser fails to accept for payment and pay for Shares pursuant to the Offer other than as a result of a failure of a condition thereof; (b) if the Offer has been terminated pursuant to the One-Step Transaction, the waiting period applicable to the consummation of the Merger under the H-S-R Act shall have expired or been terminated; (c) the requisite approval of the respective shareholders of Quebecor Printing (if required) and of the Company shall have been obtained; (d) the Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and no stop order or similar restraining order shall be threatened or entered by the Commission or any state securities administration preventing the Merger, and all necessary rulings or orders of Canadian securities authorities exempting the distribution by Quebecor Printing of the shares of Quebecor Printing Stock issuable in connection with the Merger and the resale of such shares from the registration and prospectus delivery requirements and resale restrictions of applicable Canadian securities laws shall have been received; (e) the shares of Quebecor Printing Stock issuable to the Company's stockholders and holders of Company Stock Options as contemplated by this Agreement shall have been approved for listing on the NYSE, Toronto Stock Exchange and Montreal Exchange subject to official notice of issuance; (f) there shall have been no law, statute, rule or regulation in the United States, Canada, the European Union or any member state of the European Union enacted or promulgated which is in effect and, in the judgment of a majority of the continuing directors (or if the Offer has been terminated pursuant to the One-Step Transaction, in the reasonable judgement of the Company), has the effect of making the acquisition of Shares illegal or otherwise prohibits consummation of the Merger; and (g) there shall not be in effect any preliminary or final injunction or temporary restraining order or other order or decree issued by any federal, provincial or state court or administrative agency or authority in the United States, Canada, the European Union or any member state of the European Union enjoining, restraining or otherwise prohibiting the Offer, the Merger or the acquisition by Purchaser of Shares.

    ADDITIONAL CONDITIONS. If the Offer is terminated pursuant to the One-Step Transaction, then the obligations of (a) Quebecor Printing and Purchaser to consummate the Merger shall also be subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) the representations and warranties of the Company set forth in this Agreement shall be true and correct immediately prior to the Effective Time, except for failures to be true and correct that would not be reasonably likely to have a material adverse effect, PROVIDED, HOWEVER, that representations or warranties which by their terms are given as of a specified date shall be true and correct as of such date and (ii) the Company shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by it on or before the Effective Time, and (b) the Company to consummate the Merger shall also be subject to the satisfaction at or prior to the Effective Time of similar conditions to those listed in clauses (a)(i) and (a)(ii) of this paragraph.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company: (a) by written mutual consent of Purchaser and the Company prior to the consummation of the Offer (or, if the Offer has been terminated pursuant to the One-Step Transaction, prior to the Effective Time); (b) by either Purchaser or the Company: (i) unless the Offer has been terminated pursuant to the One-Step Transaction, if the Offer shall not have been consummated by November 10, 1999, or, if all of the conditions listed in Section 15, other than the Minimum Condition shall have been satisfied by November 10, 1999, such later date as provides at least 15 business days from the date the Purchaser shall have publicly announced that all of the Offer Conditions other than the Minimum Condition have been satisfied; (ii) a permanent injunction or other final, non-appealable order by any federal or state court in the United States or federal or provincial court in Canada which prohibits the consummation of the Merger shall have been issued and remain in effect;

provided, however, that prior to invoking this right of termination each party agrees to comply with the actions described in "--Additional Agreements," above; and, provided further, that the occurrence of an event described in this clause
(b)(ii) related to the Antitrust Laws shall constitute a breach of the covenant of Quebecor Printing and Purchaser described in clause (ii) (set forth in "Additional Agreements" above); or (iii) if the Offer has been terminated pursuant to One-Step Transaction and if the Merger has not been consummated on or prior to November 19, 1999; (c) by Purchaser prior to the consummation of the Offer (or, if the Offer has been terminated pursuant to the One-Step Transaction, prior to the Effective Time): (i) if (1) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, its approval or recommendation of the Offer (unless the Offer has been terminated pursuant to the One-Step Transaction) or the Merger or shall have resolved to do any of the foregoing; or (2) if the Company shall have entered into a definitive agreement to accept an Acquisition Proposal; (ii) if the Board of Directors of the Company shall have modified its approval of the Offer (unless the Offer has been terminated pursuant to the One-Step Transaction or the Merger in a manner adverse to Purchaser and the Minimum Condition shall not have been met on the then scheduled expiration date of the Offer immediately following such modification; or (iii) if the Offer shall have terminated or expired in accordance with the terms of this Agreement (unless the Offer has been terminated pursuant to the One-Step Transaction) without Purchaser or a subsidiary of Quebecor Printing having purchased any Shares thereunder, provided, however, that prior to invoking this right of termination Purchaser has extended the Offer in accordance with its obligations to do so under the Merger Agreement; or (d) by the Company prior to the consummation of the Offer (or if the Offer has been terminated pursuant to the One-Step Transaction, prior to the Effective Time): (i) (1) if the Company withdraws its recommendation of the Offer (unless the Offer has been terminated pursuant to the One-Step Transaction) or the Merger following the receipt of an Acquisition Proposal or
(2) if the Company shall have entered into a definitive agreement to accept an Acquisition Proposal; or (ii) unless the Offer has been terminated pursuant to the One-Step Transaction, if the Offer shall not have been consummated by October 11, 1999 (and if the Offer has been terminated pursuant to the One-Step Transaction if the Merger shall not have been consummated by October 11, 1999) by reason of not having obtained all required approvals under Antitrust Laws, provided, however, that such date shall be extended by each day that the Company is not in substantial compliance with any second request issued on the transactions contemplated by this Agreement but only if and to the extent that Quebecor Printing and Purchaser are in substantial compliance when the Company is not. Notwithstanding the above, neither the Company nor Purchaser are permitted to terminate the Merger Agreement if the event which gave rise to such termination right is a result of or arose in connection with any action or inaction of the party seeking to terminate taken or not taken in breach of the terms of the Merger Agreement.

    FEES AND EXPENSES. Except as described in the next sentence, pursuant to the Merger Agreement, each party to the Merger Agreement agreed to pay its own respective costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby. See Section 17. The Company also agreed in the Merger Agreement that, if the Merger Agreement is terminated pursuant to: (a) clause (b)(ii) (set forth above in "Termination") and at the time of such termination any person, entity or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Purchaser) shall have become the beneficial owner of more than 30% of the outstanding Shares (with appropriate adjustments for reclassifications of capital stock, stock dividends, stock splits, reverse stock splits and similar events) and such person, entity or group (or any subsidiary of such person, entity or group) thereafter enters into a definitive agreement with the Company to accept an Acquisition Proposal at any time on or prior to the date which is six months after the termination of the Merger Agreement and such transaction is thereafter consummated; (b) clause
(c)(i)(2) or (d) (1) (set forth above in "Termination"); (c) clauses (c)(i)(1),
(c)(ii) or (c)(iii) (set forth above in "Termination"), and in each case, prior to the time of termination of the Merger Agreement, there shall exist a bona fide Acquisition Proposal that has been made known to the Company or publicly announced by a third party that is more favorable from a financial point of view than the Offer and the Merger, the Company shall enter into a definitive written agreement to accept an

Acquisition Proposal from such party at any time on or prior to the date which is six months after the termination of this Agreement and such transaction shall thereafter be consummated; then the Company shall pay to Purchaser the Termination Amount (as defined below). Such payment shall be made as promptly as practicable but in no event later than (i) in the case of paragraph (b) of this section, two business days following termination of this Agreement, (ii) in the case of paragraph (a) of this section, upon consummation of such Acquisition Proposal, and (iii) in the case of paragraph (c) of this section, upon entering into a definitive agreement to accept such Acquisition Proposal. Each such payment shall be made by wire transfer of immediately available funds to an account designated by Purchaser without set-off or deduction. The term "Termination Amount" as used herein shall mean (i) if (A) any third party has on or prior to July 26, 1999, and, at such time, the Company was not in violation of the provisions described in ("Acquisition Proposals" set forth above), (x) made a bona fide Acquisition Proposal or (y) requested that the Company enter into negotiations or discussions concerning an Acquisition Proposal or possible Acquisition Proposal and has indicated a potential price or range of prices in connection therewith, and (B) a payment is required to be made pursuant to this section by the Company to Purchaser as a result of the Company entering into a written agreement to accept an Acquisition Proposal with any such third party or such third party acquiring 50% or more of the outstanding Shares, $10,662,000 and (ii), in each other circumstance, $42,648,000.

    OTHER AGREEMENTS. The following summary of certain provisions of other agreements entered into in connection with the Offer and the Merger, copies of which were filed as exhibits to the Schedule 14D-1, is qualified in its entirety by reference to the text of such other agreements.

    CONFIDENTIALITY AGREEMENT. The Company and Quebecor Printing are also parties to a Confidentiality Agreement dated June 28, 1999 containing customary terms, including a standstill provision. The Confidentiality Agreement is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1.

    TENDER, VOTING AND OPTION AGREEMENT. KKR Partners II, L.P., APC Associates, L.P., GR Associates L.P., KKR Associates and Robert G. Burton, Marc L. Reisch, Jennifer L. Adams, Robert B. Lewis and James E. Lillie, who are employees and executive officers of the Company (together, the "Stockholders") entered into a Tender, Voting and Option Agreement dated as of July 12, 1999 with Quebecor Printing (the "Tender Agreement"). The Tender Agreement is described in the "Introduction" to this Offer to Purchase. In addition to the provisions described above, the Stockholders granted Quebecor Printing an irrevocable option to purchase all, but not less than all, of the Stockholders' shares, at a price of $35.69 per share, exercisable only in the event of a Triggering Event (as defined in the next paragraph) and notice of the exercise is received prior to (i) the Effective Time, (ii) termination of the Merger Agreement in accordance with its terms prior to occurrence of a Triggering Event and at such termination the conditions prerequisite to a Triggering Event occurring in the future are incapable of being fulfilled, (iii) the passage of 19 business days after the date of the Triggering Event, or (iv) November 9, 1999 if all governmental and regulatory approvals necessary for Quebecor Printing to exercise its rights under this option shall not then have been obtained.

    STOCK OPTION AGREEMENT. Quebecor Printing and the Company entered into a Stock Option Agreement dated as of July 12, 1999 (the "Option Agreement") pursuant to which the Company granted Quebecor Printing the option (the "Option") to purchase up to the Option Amount (as defined below) Shares at $35.69 per share, up to the Option Percentage (as defined below). The Option is only exercisable upon the date the Termination Amount (as defined in "Termination" above) becomes payable (a "Triggering Event") and notice of such exercise is received prior to the occurrence of an Exercise Termination Event (defined as (i) the Effective Time, (ii) termination of the Merger Agreement in accordance with its terms prior to occurrence of a Triggering Event and at such termination the conditions prerequisite to a Triggering Event occurring in the future are incapable of being fulfilled, (iii) the passage of 30 business days after the date of the Triggering Event, (iv) November 9, 1999 if all governmental and regulatory approvals necessary for Quebecor Printing to exercise its rights under this option shall not then have been obtained, or (v) receipt by Quebecor Printing of the Termination Amount). If, prior to the occurrence of an Exercise Termination Event, the Company enters into an agreement to consolidate with or merge into any person other than Quebecor Printing or any of its subsidiaries, and Company is not be the surviving corporation or is to otherwise be acquired or enters into a similar transaction with the result that the Shares would represent less than 50% of the outstanding shares of the merged company, then this Option will be converted into an option to acquire shares of the acquiring entity or its parent, upon terms described in the Option Agreement. The Option Agreement contains customary terms for such agreements, including certain registration rights with respect to the Shares acquired upon the exercise of the Option. Option Amount is defined as (i) if the Triggering Event giving rise to the exercise of the Option shall have occurred as a result of the $10,662,000 Termination Amount provided for in the Merger Agreement becoming payable, 3,760,000 shares of Common Stock and, (ii) if the Triggering Event giving rise to the exercise of the Option shall have occurred as a result of the $42,648,000 Termination Amount provided for in the Merger Agreement becoming payable, 7,558,300 shares of Common Stock (See "--Fees and Expenses," above). Option Percentage is defined as (i) if the Triggering Event giving rise to the exercise of the Option shall have occurred as a result of the $10,662,000 Termination Amount provided for in the Merger Agreement becoming payable, 9.9% and, (ii) if the Triggering Event giving rise to the exercise of the Option shall have occurred as a result of the $42,648,000 Termination Amount provided for in the Merger Agreement becoming payable, 19.9%.

    AGREEMENTS OF CERTAIN QUEBECOR PRINTING STOCKHOLDERS. Quebecor Inc., which holds a majority of the voting securities of Quebecor Printing, has agreed that, in the event that the transactions contemplated by the Merger Agreement are subject to the approval of the shareholders of Quebecor Printing, Quebecor Inc. would consent to such transactions either by voting in favor of a duly convened meeting of shareholders, consenting in writing or otherwise. Caisse has consented to the Credit Facilities, the Merger and the issuance and listing on the NYSE, the Montreal Exchange and the Toronto Stock Exchange of the Quebecor Printing Stock to be issued in connection with the Merger. In addition, Quebecor Inc. and Caisse have waived preemptive rights that it has in connection with the issuance of such shares.

    REGISTRATION RIGHTS AGREEMENT. KKR Partners II, L.P., APC Associates, L.P., GR Associates L.P., and KKR Associates (the "KKR Stockholders") entered into a Registration Rights Agreement with Quebecor Printing dated as of July 12, 1999 (the "Registration Rights Agreement") pursuant to which Quebecor Printing granted the KKR Stockholders certain registration rights with respect to the Quebecor Printing Stock that the KKR Stockholders may own upon the conversion or issuance of shares of Quebecor Printing Stock pursuant to the Merger Agreement. This agreement will become effective upon the issuance of shares of Quebecor Printing Stock. Pursuant to the Registration Rights Agreement, Quebecor Printing agreed, at its expense, to file a shelf registration statement with the appropriate authorities covering shares of Quebecor Printing Stock issued to the KKR Stockholders, and contains customary terms for such agreements, including "piggyback" rights and indemnification provisions.

14. DIVIDENDS AND DISTRIBUTIONS.

    The Merger Agreement provides that, except as expressly permitted, neither the Company nor any of its subsidiaries will, among other things, prior to the Effective Time declare, set aside or pay any dividends, or make other distributions payable in cash, stock, property or otherwise with respect to the Shares.

15. CERTAIN CONDITIONS OF THE OFFER.

    Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for, Shares tendered pursuant to the Offer, and may terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) to the extent permitted by the Merger Agreement, if (i) at the expiration of the Offer the Minimum Condition is not satisfied or (ii) if, at any time on or after July 12, 1999 and prior to the acceptance for payment for any such

Shares, any of the following conditions occurs or has occurred and continues to exist (each of paragraphs (a) through (f) providing a separate and independent condition to Purchaser's obligations pursuant to the Offer):

        (a) there shall be in effect any preliminary or final injunction or temporary restraining order or other order or decree issued by any Canadian or United States federal, provincial or state court or United States federal or administrative agency or authority, enjoining, restraining or otherwise prohibiting the Offer, the Merger or the acquisition by Purchaser of Shares;

        (b) any waiting periods under the H-S-R Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated;

        (c) there shall have been any law, statute, rule or regulation in the United States, Canada, the European Union or a member state of the European Union, enacted, promulgated or proposed that has the effect of making the acquisition of Shares illegal or otherwise prohibits consummation of the Merger;

        (d) any representation or warranty of the Company in the Merger Agreement shall not be true and correct in any respect that is reasonably likely to have a material adverse effect, in each case as if such representation or warranty were made at the time of such determination (except for any representations or warranties which by their terms are given as of a specified date, provided that such representations or warranties shall have been true and correct on such date, except for failures to be true and correct that would not be reasonably likely to have a Material Adverse Effect). "Material Adverse Effect" means any change or effect that is or would be materially adverse to the business, financial condition or results of operations of Quebecor Printing and its subsidiaries, taken as a whole, other than any such effect attributable to or resulting from (i) the public announcement or consummation of the transactions contemplated by the Merger Agreement including, without limitation, the loss of customers or employees resulting therefrom (ii) any change in general economic conditions, financial market conditions or in conditions affecting Quebecor Printing's industry generally, (iii) any act or omission of Quebecor Printing or any of its subsidiaries taken with the prior consent of the Company pursuant to Section 5.2 of the Merger Agreement, or (iv) actions taken by Quebecor Printing or any of its subsidiaries at the specific request of the Company);

        (e) the Company shall fail to perform or comply in any material respect with any covenant or agreement to be performed or complied with by the Company under the Merger Agreement required to be performed or complied with by it prior to the consummation of the Offer; or

        (f) The Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Purchaser with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition (except for any action or inaction by Purchaser, Quebecor Printing or any of their respective affiliates constituting a breach of the Merger Agreement), makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

    The foregoing conditions are for the sole benefit of Purchaser and (i) may be asserted by Purchaser regardless of the circumstances giving rise to such condition (except for any action or inaction by Purchaser, Quebecor Printing or any of their respective affiliates constituting a breach of the Merger Agreement) or (ii) (other than the Minimum Condition) may be waived by Purchaser in whole at any time or in part from time to time in its reasonable discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

16. CERTAIN REGULATORY AND LEGAL MATTERS.

    GENERAL. Except as set forth in this Section 16, Purchaser is not aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the Stock of the Company's subsidiaries as contemplated herein, approval filings or other action by any domestic (Federal or State), foreign or supranational governmental authority or administrative agency which would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, it will be sought, but Purchaser has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to Purchaser's right to decline to purchase Shares if the conditions to the Offer have not been satisfied. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without conditions that Purchaser is not required to accept.

    ANTITRUST. Under the H-S-R Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Section 2 "--Acceptance for Payment and Payment of Shares."

    On July 12, 1999, Purchaser filed with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the H-S-R Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following such filing. Accordingly, the waiting period under the H-S-R Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on July 27, 1999, unless such waiting period is extended by request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. If either the FTC or the Antitrust Division were to request additional information or documentary material from Quebecor Printing, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Quebecor Printing with such request. Thereafter, the waiting period could be extended only by court order or by an agreement involving Quebecor Printing and the Company. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the H-S-R Act, the Offer may, but need not, be extended and in any event the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC or Antitrust Division. See Section 2 "--Acceptance for Payment and Payment of Shares." Only one extension of such waiting period pursuant to a request for additional information is authorized by the H-S-R Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4 "--Withdrawal Rights."

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Quebecor Printing or its subsidiaries. Private parties and the Attorney Generals of the several States may also bring legal action under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers such as the Merger and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Board of Directors of the Company has taken all appropriate action so that none of Purchaser or Quebecor Printing is an "interested stockholder" for purposes of the restrictions contained in Section 203.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. Based on information supplied by the Company, Purchaser does not believe that any other state takeover statutes apply to the Offer or the Merger and, therefore, neither Purchaser nor Quebecor Printing currently has complied with any other such state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might not be able to accept for payment or pay for Shares tendered in the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

    FOREIGN APPROVALS. Based on information supplied by the Company, Purchaser does not believe that any foreign takeover statutes or similar regulatory provisions apply to the Offer or the Merger and, therefore, neither Purchaser nor Quebecor Printing currently has complied with any such foreign takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any foreign law or regulation purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any foreign takeover statute or regulation is applicable to the Offer or the Merger and an appropriate court or other body does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant foreign authorities, and Purchaser might not be able to accept for payment or pay for Shares tendered in the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

17. FEES AND EXPENSES.

    CSFB and RBCDS are acting as Joint Dealer Managers in connection with the Offer and as financial advisors to Quebecor Printing in connection with Quebecor Printing's proposed acquisition of the Company, for which services CSFB and RBCDS will receive customary compensation. Quebecor Printing also has agreed to reimburse CSFB and RBCDS for their out-of-pocket expenses, including the fees and expenses of legal counsel and other advisors, incurred in connection with their engagement, and to indemnify CSFB and RBCDS and certain related persons against certain liabilities and expenses in connection with their engagement, including certain liabilities under the federal securities laws. In the ordinary course of business, CSFB and RBCDS and their affiliates may actively trade the debt and equity securities of the Company for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In consideration of its advisory services to the Purchaser and Quebecor Printing in connection with the negotiation of the Offer and the Merger, Quebecor Inc. will receive a fee, in an amount not in excess of the amount customarily paid for advisory services in transactions of this type, payable upon consummation of the Offer, or, in the event of the One-Step Transaction, payable at the Effective Time of the Merger. Such fee was discussed at a meeting of the Executive Committee of the Board of Directors of Quebecor Printing held on July 15, 1999 and it was determined that the payment of the fee would be subject to the approval of the directors of Quebecor Printing who are not affiliated with Quebecor Inc.

    Purchaser has retained Georgeson Shareholder Communications Inc. as Information Agent, and Harris Trust Company of New York as Depositary, in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent and the Depositary will also be indemnified by Purchaser against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

    Except as described herein, none of Purchaser or Quebecor Printing or any officer, director, stockholder, agent or other representative of Purchaser or Quebecor Printing will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. MISCELLANEOUS.

    The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any jurisdiction in which the making of the Offer does not comply with applicable law. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not comply with applicable law, Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, Purchaser cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Joint Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR QUEBECOR PRINTING OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Purchaser and Quebecor Printing have filed with the Commission a Statement on Schedule 14D-1 pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the Commission a Solicitation/Recommendation Statement on
Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. The
Schedule 14D-9 is being mailed to stockholders of the Company herewith. The
Schedule 14D-1 and Schedule 14D-9 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          QUEBECOR PRINTING INC.
                                          PRINTING ACQUISITION INC.

July 16, 1999

                                                                         ANNEX I

                 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER,
                        QUEBECOR PRINTING, QUEBECOR INC.
                   AND CAISSE DE DEPOT ET PLACEMENT DU QUEBEC

A. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

    The following table sets forth the name, citizenship, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the business address of each such person is c/o Printing Acquisition Inc., 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801.

DIRECTORS

                                                             PRESENT PRINCIPAL
             NAME                  CITIZENSHIP          OCCUPATION/BUSINESS ADDRESS        POSITIONS FOR THE PAST FIVE YEARS
------------------------------  ------------------  -----------------------------------  --------------------------------------
CHARLES G. CAVELL               Canadian            President of Purchaser; President    President and Chief Operating Officer
                                                    and Chief Executive Officer of       of Quebecor Printing (from 1989 until
                                                    Quebecor Printing and Chairman of    December 1997)
                                                    the Board of Sun Media Corporation

PIERRE KARL PELADEAU            Canadian            Chairman of the Board of Purchaser;  Executive Vice President and Chief
                                                    President and Chief Executive        Operating Officer of Quebecor Printing
                                                    Officer of Quebecor Inc. and Vice    (from April 1998 until April 1999)
                                                    Chairman of the Board of Quebecor    Managing Director of Quebecor Printing
                                                    Printing                             Europe (from June 1994 until April
                                                                                         1998)
                                                                                         President of Quebecor Group Inc.
                                                                                         (currently known as Quebecor
                                                                                         Communications Inc.) (from July 1991
                                                                                         until June 1994)

CHRISTIAN M. PAUPE              Canadian and Swiss  Treasurer of Purchaser; Executive    Executive Vice President and Chief
                                                    Vice President, Chief                Financial Officer, Quebecor Printing
                                                    Administrative Officer and Chief     (from January 4, 1999 until April 27,
                                                    Financial Officer of Quebecor        1999)
                                                    Printing                             Senior Executive Vice President and
                                                                                         Director of Levesque Beaubien
                                                                                         Geoffrion Inc. (from 1997 until
                                                                                         January 1999)
                                                                                         Senior Vice President of Southam Inc.
                                                                                         (from 1995 until 1997)
                                                                                         Vice President, Corporate Finance of
                                                                                         Bell Canada International Inc. (from
                                                                                         1993 until 1995)

LOUIS SAINT-ARNAUD              Canadian            Secretary of Purchaser; Vice         Vice President, Legal Affairs and
                                                    President, Legal Affairs and         Secretary of Quebecor Inc. and
                                                    Secretary of Quebecor Inc.,          Quebecor Communications Inc. (from
                                                    Quebecor Printing, Sun Media         January 1988 until now)
                                                    Corporation and Quebecor
                                                    Communications Inc.

                                                             PRESENT PRINCIPAL
             NAME                  CITIZENSHIP          OCCUPATION/BUSINESS ADDRESS        POSITIONS FOR THE PAST FIVE YEARS
------------------------------  ------------------  -----------------------------------  --------------------------------------
RAYNALD LECAVALIER              Canadian            Assistant Secretary of Purchaser     Director, Legal Affairs and Assistant
                                                    Director of Legal Affairs and        Secretary, Quebecor Printing (from
                                                    Assistant Secretary of Quebecor      July 1996 until now)
                                                    Printing                             Attorney, Legal Affairs of Canadian
                                                                                         National Railway Company (from April
                                                                                         1981 until July 1996)

CLAUDINE TREMBLAY               Canadian            Assistant Secretary of Purchaser,    Same
                                                    Quebecor Printing and Quebecor Inc.

B. DIRECTORS AND EXECUTIVE OFFICERS OF QUEBECOR PRINTING

    The following table sets forth the name, citizenship, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Quebecor Printing. Unless otherwise indicated, the business address of each such person is c/o Quebecor Printing Inc., 612 Saint-Jacques Street, Montreal, Quebec, Canada H3C 4M8.

DIRECTORS

                                                             PRESENT PRINCIPAL
             NAME                  CITIZENSHIP          OCCUPATION/BUSINESS ADDRESS        POSITIONS FOR THE PAST FIVE YEARS
------------------------------  ------------------  -----------------------------------  --------------------------------------

CHARLES G. CAVELL               Canadian            See Part A of this Annex I           See Part A of this Annex I

ROBERT COALLIER                 Canadian            Vice President and Chief Financial   Vice President, Communications Sector
                                                    Officer, of C-MAC Industries         and Assistant to the President of
                                                    C-MAC Industries                     Capital Communications CDPQ Inc. (from
                                                    1010 West Sherbrooke St.             September 1995 until July 1996)
                                                    Suite 1610                           Director of Communications CDPQ Inc.
                                                    Montreal, Quebec                     (from March 1995 until September 1995)
                                                    Canada                               Director, Private Investments,
                                                                                         Industrial and Services Companies of
                                                                                         Caisse de depot et placement du Quebec
                                                                                         (from December 1992 until March 1995)

MARCELLO A. DE GIORGIS          American and        Corporate Director                   Same
                                Italian             29 Overlook Drive
                                                    Lakeville, Connecticut
                                                    06039

RAYMOND LEMAY                   Canadian            Corporate Director of Quebecor       Executive Vice President of Quebecor
                                                    Printing and Quebecor Inc.           Inc. (from April 1990 until January
                                                                                         1999)

                                                             PRESENT PRINCIPAL
             NAME                  CITIZENSHIP          OCCUPATION/BUSINESS ADDRESS        POSITIONS FOR THE PAST FIVE YEARS
------------------------------  ------------------  -----------------------------------  --------------------------------------
EILEEN A. MERCIER               Canadian and        President of Finvoy Management Inc.  Senior Vice President and Chief
                                British             Safety and Insurance Board           Financial Officer, Abitibi-Price Inc.
                                                    200 Front Street West                (from 1989 until 1995)
                                                    17(th) Floor
                                                    Toronto, Ontario
                                                    Canada
                                                    M5V 3J1

THE RIGHT HONOURABLE BRIAN      Canadian            Senior Partner at Ogilvy Renault     Same
MULRONEY, P.C.                                      1981 McGill College Avenue, Suite
                                                    1100
                                                    Montreal, Quebec
                                                    Canada H3A 3C1

JEAN NEVEU                      Canadian            Chairman of the Board of Quebecor    President and Chief Executive Officer
                                                    Inc. and Quebecor Printing           of Quebecor Inc. (from December 1997
                                                                                         until April 1999)
                                                                                         Chairman of the Board and Chief
                                                                                         Executive Officer of Quebecor Printing
                                                                                         (from January 1990 until December
                                                                                         1997)

ROBERT NORMAND                  Canadian            Corporate Director                   Chief Financial Officer of Gaz
                                                    177 Grande Cote                      Metropolitain Inc. (from 1972 until
                                                    Rosemere, Quebec                     1997)
                                                    Canada J7A 1H5

ERIK PELADEAU                   Canadian            Chairman of the Board of Quebecor    Chairman of the Board and Chief
                                                    Communications Inc.                  Executive Officer of Quebecor
                                                    Vice Chairman of Quebecor Inc. and   Multimedia Inc. (from November 1995
                                                    Sun Media Corporation                until December 1998)
                                                                                         Senior Vice President of Quebecor
                                                                                         Printing (from December 1992 until May
                                                                                         1995)

PIERRE KARL PELADEAU            Canadian            See Part A of this Annex I           See Part A of this Annex I

ALAIN RHEAUME                   Canadian            Executive Vice President and Chief   Chief Financial Officer and Treasurer
                                                    Financial Officer of Microcell       of Microcell Telecommunications Inc.
                                                    Telecommunications Inc.              (from June 1996 until May 1998)
                                                    1250 Rene-Levesque Blvd.             Deputy Minister, Finance for the
                                                    West, Suite 400                      Quebec Government (from October 1992
                                                    Montreal, Quebec                     until June 1996)
                                                    Canada H3B 4W8

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

                                                             PRESENT PRINCIPAL
             NAME                  CITIZENSHIP          OCCUPATION/BUSINESS ADDRESS        POSITIONS FOR THE PAST FIVE YEARS
------------------------------  ------------------  -----------------------------------  --------------------------------------

CHRISTOPHER H. RUDGE            Canadian and        President of Quebecor Printing       President of Quebecor Printing
                                British             Canada                               Directory Group (from November 1993
                                                    Quebecor Printing Canada             until March 1998)
                                                    275 Wellington Street E.
                                                    Aurora, Ontario
                                                    Canada L4G 6J9

GUY TRAHAN                      Canadian            President of Quebecor Printing       Executive Vice President of Quebecor
                                                    South America                        Printing Canada (from October 1994
                                                    Quebecor Printing South America      until July 1997)
                                                    Maipu 939, 1(st) Floor               President, East Group Canada of
                                                    (1006) Buenos Aires Argentina        Quebecor Printing (from January 1994
                                                                                         until October 1994)
                                                                                         Group President, Quebecor Printing
                                                                                         (from October 1989 until January 1994)

MICHEL P. SALBAING              Canadian, American  Managing Director of Quebecor        Senior Vice President and Chief
                                and French          Printing Europe                      Financial Officer of Quebecor Printing
                                                    114 avenue Charles de Gaulle         (from December 1997 until April 1998)
                                                    92522 Neuilly-sur-Seine France       Vice President and Chief Financial
                                                                                         Officer, Quebecor Printing (from June
                                                                                         1996 until December 1997)
                                                                                         Vice President and Chief Financial
                                                                                         Officer of Societe Generale de
                                                                                         Financement du Quebec (from December
                                                                                         1994 until June 1996)

DAVID S. BOLES                  Canadian            President, Retail and Sunday         Senior Vice President / Group
                                                    Magazines of Quebecor Printing       MGS--Retail Group of Quebecor Printing
                                                    (USA) Corp.                          (USA) Corp. (from February 1996 until
                                                    980 Washington Street                February 1999)
                                                    Suite 222                            Vice President / Group MGS-- Specialty
                                                    Dedham, Massachusetts                Group of Quebecor Printing (USA) Corp.
                                                    02026-6732                           (from September 1995 until February
                                                                                         1996)
                                                                                         Vice President / Group MGS--
                                                                                         St.Paul/Mt. Morris Group of Quebecor
                                                                                         Printing (USA) Corp. (from October
                                                                                         1993 until September 1995)

                                                             PRESENT PRINCIPAL
             NAME                  CITIZENSHIP          OCCUPATION/BUSINESS ADDRESS        POSITIONS FOR THE PAST FIVE YEARS
------------------------------  ------------------  -----------------------------------  --------------------------------------

VINCENT NARDECCHIA              American            President, Magazines and Catalogs    Senior Vice President Magazines and
                                                    Group of Quebecor Printing (USA)     Catalogs Group of Quebecor Printing
                                                    Corp.                                (USA) Corp. (from January 1998 until
                                                    MCR Group                            January 1999)
                                                    451 International Boulevard          Senior Vice President, Manufacturing
                                                    Clarksville, Tennessee 37040         of Quebecor Printing (USA) Corp. (from
                                                                                         October 1995 until January 1998)
                                                                                         Vice President / General Manager of
                                                                                         Quebecor Printing Buffalo Inc. (from
                                                                                         May 1993 until October 1995)
                                                                                         United States World Class Project
                                                                                         (from 1994 until 1996)

CHARLES L. MIOTKE               American            President, Target Publication        Same
                                                    Services Group of Quebecor Printing
                                                    (USA) Corp.
                                                    Quebecor Printing Pendell Inc.
                                                    1700 James Savage Road
                                                    Midland, Michigan 48642

JERRY W. ALLEE                  American            President, Book Group of Quebecor    Executive Vice President of Quebecor
                                                    Printing (USA) Corp.                 Integrated Media (from June 1998 until
                                                    201 North Charles Street             February 1999)
                                                    Suite 906                            Vice President / General Manager,
                                                    Baltimore, Maryland 21201            Digital Operation of Quebecor Printing
                                                                                         (USA) Corp. (from March 1997 until
                                                                                         June 1998)
                                                                                         Senior Vice President of Bertelsmann
                                                                                         (from March 1994 until March 1997)

CHRISTIAN M. PAUPE              Canadian and Swiss  See Part A of this Annex I           See Part A of this Annex I

GILBERT MARTINET                Canadian            Vice President, Manufacturing and    Vice President, Manufacturing of
                                                    Environment of Quebecor Printing     Quebecor Inc. (from February 1989
                                                                                         until 1991)

SEAN M. TWOMEY                  Canadian and Irish  Vice President, Business             Assistant to the President, Vice
                                                    Development of Quebecor Printing     President (contract sales) and
                                                                                         Director (major contracts/ marketing)
                                                                                         for the Directory Group of Quebecor
                                                                                         Printing (from 1985 until January
                                                                                         1996)

LOUIS SAINT-ARNAUD              Canadian            See Part A of this Annex I           See Part A of this Annex I

                                                             PRESENT PRINCIPAL
             NAME                  CITIZENSHIP          OCCUPATION/BUSINESS ADDRESS        POSITIONS FOR THE PAST FIVE YEARS
------------------------------  ------------------  -----------------------------------  --------------------------------------

SERGE REYNAUD                   Canadian and        Vice President, Human Resources of   Director, organizational development
                                French              Quebecor Printing                    of Domtar (from September 1996 until
                                                                                         May 1997)
                                                                                         Director, Human Resources for Europe
                                                                                         and Canada of Abbott Laboratories at
                                                                                         Chicago and Montreal (from 1991 until
                                                                                         1996)

SYLVAIN LEVERT                  Canadian            Vice President, Corporate Services   Director, Business Development,
                                                    and Logistics of Quebecor Printing   Quebecor Printing (from July 1997
                                                    (Fribourg, Switzerland)              until October 1998)
                                                    Quebecor Printing S.A.               Corporate Controller, Quebecor
                                                    Route des Arseneaux 15,              Printing (from January 1993 until July
                                                    Chayette 8                           1997)
                                                    CH 1700
                                                    Fribourg, Switzerland

MARK D'SOUZA                    Canadian            Vice President and Treasurer of      Treasurer of Quebecor Printing (from
                                                    Quebecor Printing                    September 1997 until November 1998)
                                                    Quebecor Printing S.A.               Director, Finance of Societe generale
                                                    Route des Arseaux 15,                de financement du Quebec (from March
                                                    Chayette 8                           1995 until September 1997)
                                                    CH 1700                              Several positions in Corporate Finance
                                                    Fribourg, Switzerland                at Royal Bank of Canada and Union Bank
                                                                                         of Switzerland (from July 1989 until
                                                                                         March 1995)

RAYNALD LECAVALIER              Canadian            See Part A of this Annex I           See Part A of this Annex I

CARL GAUVREAU                   Canadian            Corporate Controller of Quebecor     Assistant to the Corporate Controller
                                                    Printing                             of Quebecor Printing (from September
                                                                                         1995 until July 1997)
                                                                                         Senior Manager of KPMG (from September
                                                                                         1991 until September 1995)

JEREMY ROBERTS                  Canadian            Assistant Treasurer of Quebecor      Assistant Treasurer of Bell Canada
                                                    Printing                             (from April 1996 until November 1997)
                                                    Quebecor Printing S.A.               Several positions in Corporate Finance
                                                    Route des Arseaux 15,                and Treasury with Bell Canada (from
                                                    Chayette 8                           July 1987 until April 1996)
                                                    CH 1700
                                                    Fribroug, Switzerland

GAETAN LUSSIER                  Canadian            Director, Internal Audit of          Executive Vice President, finance and
                                                    Quebecor Printing                    administration, East Group and
                                                    801 East Sherbrooke Street           specialty printing of Quebecor
                                                    Suite 802                            Printing (from August 1994 until June
                                                    Montreal, Quebec                     1995)
                                                    Canada                               Vice President, Finance of Quebecor
                                                    H2L 1K7                              Printing (from January 1990 until
                                                                                         August 1994)

                                                             PRESENT PRINCIPAL
             NAME                  CITIZENSHIP          OCCUPATION/BUSINESS ADDRESS        POSITIONS FOR THE PAST FIVE YEARS
------------------------------  ------------------  -----------------------------------  --------------------------------------
CLAUDINE TREMBLAY               Canadian            See Part A of this Annex I           See Part A of this Annex I

C. DIRECTORS AND EXECUTIVE OFFICERS OF QUEBECOR INC.

    The following table sets forth the name, citizenship, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Quebecor Inc. Unless otherwise indicated, and the business address of each such person is c/o Quebecor Inc., 612 Saint-Jacques Street, Montreal, Quebec, Canada, H3C 4M8.

DIRECTORS

                                                             PRESENT PRINCIPAL
             NAME                  CITIZENSHIP          OCCUPATION/BUSINESS ADDRESS        POSITIONS FOR THE PAST FIVE YEARS
------------------------------  ------------------  -----------------------------------  --------------------------------------

CHARLES G. CAVELL               Canadian            See Part A of this Annex I           See Part A of this Annex I

MICHELINE CHAREST               Canadian and        President and Co-Chief               Same
                                British             Executive Officer of CINAR
                                                    Corporation
                                                    1055 Rene-Levesque Blvd
                                                    East, Suite 800
                                                    Montreal, Quebec
                                                    Canada
                                                    H2L 4S5

MICHEL DESBIENS                 Canadian            President and Chief Executive        Same
                                                    Officer of Dononue Inc.
                                                    500 West Sherbrooke St.
                                                    Suite 800
                                                    Montreal, Quebec
                                                    Canada
                                                    H3A 3C6

PIERRE LEGRAND                  Canadian            Senior Partner at Ogilvy Renault     Same
                                                    1981 McGill College Avenue, Suite
                                                    1100
                                                    Montreal, Quebec
                                                    Canada
                                                    H3A 3C1

RAYMOND LEMAY                   Canadian            See Part B of this Annex I           See Part B of this Annex I

JEAN NEVEU                      Canadian            See Part B of this Annex I           See Part B of this Annex I

ERIK PELADEAU                   Canadian            See Part B of this Annex I           See Part B of this Annex I

PIERRE KARL PELADEAU            Canadian            See Part A of this Annex I           See Part A of this Annex I

CHARLES-ALBERT POISSANT         Canadian            Chairman of the Board of Donohue     Chairman of the Board of Quebecor Inc.
                                                    Inc.                                 (from December 1997 to April 1999)
                                                    500 West Sherbrooke St.,             Vice Chairman of Quebecor Inc. (from
                                                    Suite 800                            August 1994 until December 1997)
                                                    Montreal, Quebec
                                                    Canada
                                                    H3A 3C6

THE RIGHT HONOURABLE BRIAN      Canadian            See Part B of this Annex I           See Part B of this Annex I
MULRONEY, P.C.

                                                             PRESENT PRINCIPAL
             NAME                  CITIZENSHIP          OCCUPATION/BUSINESS ADDRESS        POSITIONS FOR THE PAST FIVE YEARS
------------------------------  ------------------  -----------------------------------  --------------------------------------

ALAIN BOUCHARD                  Canadian            Chairman, President and Chief        Same
                                                    Executive Officer of Alimentation
                                                    Couche-Tard Inc.
                                                    1600 St. Martin Blvd. East
                                                    Tower B, Suite 280
                                                    Laval, Quebec
                                                    Canada
                                                    H7G 4S7

PIERRE LAURIN                   Canadian            Executive in Residence of Ecole des  Vice Chairman and General Manager,
                                                    hautes etudes commerciales           Merrill Lynch Canada Inc. (from 1992
                                                    3000 Cote Ste-Catherine Road, Suite  until 1998)
                                                    5410-B, Montreal, Quebec, Canada,
                                                    H3T 2A7

CLAIRE LEGER                    Canadian            Vice Chairman and Secretary of Le    Same
                                                    Groupe alimentaire St-Hubert Inc.
                                                    1515 Chomedey Blvd., Suite 250
                                                    Laval, Quebec
                                                    Canada
                                                    H7V 3Y7

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

                                                             PRESENT PRINCIPAL
             NAME                  CITIZENSHIP          OCCUPATION/BUSINESS ADDRESS        POSITIONS FOR THE PAST FIVE YEARS
------------------------------  ------------------  -----------------------------------  --------------------------------------

FRANCOIS R. ROY                 Canadian            Executive Vice President and Chief   Vice President and Chief Financial
                                                    Financial Officer of Quebecor Inc.   Officer Quebecor Inc. (from August
                                                                                         1998 til January 1999)
                                                                                         Executive Vice President and Chief
                                                                                         Financial Officer of Avenor Inc. (from
                                                                                         August 1997 until August 1998)
                                                                                         Vice President, Finance and Treasurer
                                                                                         of Quebecor Inc. (from August 1991 til
                                                                                         August 1997)

LOUIS SAINT-ARNAUD              Canadian            See Part A of this Annex I           See Part A of this Annex I

D. DIRECTORS AND EXECUTIVE OFFICERS OF CAISSE DE DEPOT ET PLACEMENT DU QUEBEC

DIRECTORS

             NAME                  CITIZENSHIP         PRESENT PRINCIPAL OCCUPATION        POSITIONS FOR THE PAST FIVE YEARS
------------------------------  ------------------  -----------------------------------  --------------------------------------

JEAN-CLAUDE SCRAIRE             Canadian            Chairman                             Vice President of Groupe Immobilier
                                                    1981, avenue McGill College          Caisse (1993-1995)
                                                    Montreal (Quebec) H3A 3C7

GUY MORNEAU                     Canadian            Chairman of the Board                Associate Deputy Minister, Ministere
                                                    and President                        des Ressources naturelles (1994-1995)
                                                    Regie des rentes du Quebec           Assistant Secretary, Secretariat sur
                                                    2600, boul. Laurier,                 l'avenir du Quebec (1995-1996)
                                                    bureau 546                           Associate Secretary General of
                                                    Quebec (Quebec) G1V 4T3              Governmental Politics (1996) Associate
                                                                                         Secretary General in charge of
                                                                                         Secretariat du Comite des priorites,
                                                                                         Ministere du Conseil executif
                                                                                         (1996-1998)

JEAN-CLAUDE BACHAND             Canadian            Lawyer                               Same
                                                    Byers Casgrain
                                                    1, Place Ville-Marie
                                                    Bureau 3900
                                                    Montreal (Quebec) H3B 4M7

CLAUDE BELAND                   Canadian            President                            Same
                                                    La Confederation des Caisses
                                                    populaires et d'economie Desjardins
                                                    du Quebec
                                                    100, avenue des Commandeurs Levis
                                                    (Quebec) G6V 7N5

LUC BESSETTE                    Canadian            President                            Same
                                                    Commission administrative des
                                                    regimes de retraite et d'assurances
                                                    475, rue Saint-Amable
                                                    Quebec (Quebec) G1R 5X3

RODRIGUE BIRON                  Canadian            Rodrigue Biron & Associes 305,       Same
                                                    chemin de la Place St-Laurent
                                                    St-Augustin-de-Desmaures
                                                    Cap-Rouge (Quebec) G1Y 3G9

             NAME                  CITIZENSHIP         PRESENT PRINCIPAL OCCUPATION        POSITIONS FOR THE PAST FIVE YEARS
------------------------------  ------------------  -----------------------------------  --------------------------------------
YVES FILION                     Canadian            Deputy Chief Executive Office and    Assistant Director General and Chief
                                                    Chief Financial Officer              of Financial Services, Hydro-Quebec
                                                    Hydro-Quebec                         (1996-1998) Executive Vice-president,
                                                    75, boul. Rene-Levesque Ouest        Distribution and Commercialization,
                                                    Montreal (Quebec) H2Z 1A4            Hydro-Quebec (1996) Executive Vice-
                                                                                         president, Production, Transport and
                                                                                         Telecommunications, Hydro-Quebec
                                                                                         (1993-1995)

JEAN-YVES GAGNON                Canadian            General Manager                      Vice President of Administration and
                                                    Societe de l'assurance automobile    Finance, Societe de l'assurance
                                                    du Quebec 333, boul. Jean-Lesage     automobile du Quebec (1994-1995)
                                                    Quebec (Quebec) G1K 8J6

HENRI MASSE                     Canadian            President                            Secretary General, Federation des
                                                    Federation des travailleurs et       travailleurs et travailleuses du
                                                    travailleuses du Quebec 545, boul.   Quebec (1993-1998)
                                                    Cremazie Est, 17(e)etage
                                                    Montreal, (Quebec) H2M 2V1

GILLES GODBOUT                  Canadian            Deputy Minister                      Assistant Deputy Minister, Ministere
                                                    Ministere des Finances               des finances
                                                    12, rue St-Louis Quebec (Quebec)
                                                    G1R 5L3

THOMAS O. HECHT                 Canadian            Chairman Emeritus                    Same
                                                    Technologies IBEX Inc.
                                                    5485, rue Pare
                                                    Montreal (Quebec) H4P 1P7

GERALD LAROSE                   Canadian            President                            Same
                                                    Confederation des syndicats
                                                    nationaux
                                                    1601, rue Delorimier
                                                    Montreal (Quebec) H2K 4M5

OFFICERS

             NAME                  CITIZENSHIP         PRESENT PRINCIPAL OCCUPATION        POSITIONS FOR THE PAST FIVE YEARS
------------------------------  ------------------  -----------------------------------  --------------------------------------

JEAN-CLAUDE SCRAIRE             Canadian            Chairman                             Vice President, Groupe Immobilier
                                                    Caisse de depot et placement du      Caisse (1993-1995)
                                                    Quebec
                                                    1981, avenue McGill College
                                                    Montreal (Quebec) H3A 3C7

FERNAND PERREAULT               Canadian            Senior Vice-president                President and Chief of Operations,
                                                    Caisse Real Estate Group and         SITQ Immobilier (1987-1995)
                                                    Mortgage Investments Caisse de
                                                    depot et placement du Quebec 1981,
                                                    avenue McGill College
                                                    Montreal (Quebec) H3A 3C7

             NAME                  CITIZENSHIP         PRESENT PRINCIPAL OCCUPATION        POSITIONS FOR THE PAST FIVE YEARS
------------------------------  ------------------  -----------------------------------  --------------------------------------
MICHEL NADEAU                   Canadian            Senior Vice President                Vice President, Caisse de depot et
                                                    Investment Planning and Strategic    placement du Quebec (1984-1995)
                                                    Affairs, Caisse de depot et
                                                    placement du Quebec
                                                    1981, avenue McGill College
                                                    Montreal (Quebec) H3A 3C7

GINETTE DEPELTEAU               Canadian            Corporate Secretary--Director        Assistant Secretary, Caisse de depot
                                                    Caisse de depot et placement du      et placement du Quebec (1994-1998)
                                                    Quebec
                                                    1981, avenue McGill College
                                                    Montreal (Quebec) H3A 3C7

    Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                        Harris Trust Company of New York

                        (For Information (212) 701-7624)

          BY MAIL:                 BY OVERNIGHT COURIER:                BY HAND:

     Wall Street Station              Receive Window                 Receive Window
        P.O. Box 1023                Wall Street Plaza              Wall Street Plaza
   New York, NY 10268-1023     88 Pine Street, 19(th) Floor   88 Pine Street, 19(th) Floor
                                    New York, NY 10005             New York, NY 10005

 BY FACSIMILE TRANSMISSION:                                        FOR CONFIRMATION BY
                                                                       TELEPHONE:

 (For Eligible Institutions                                          (212) 701-7624
             Only)
       (212) 701-7636

    Questions or requests for assistance may be directed to the Information Agent or the Joint Dealer Managers at the addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be obtained from the Information Agent or the Dealer Managers as set forth below and will be furnished promptly at Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                   Georgeson Shareholder Communications Inc.

                               Wall Street Plaza
                               New York, NY 10005

                 Banks and Brokers call collect: (212) 440-9800
                   All others call Toll Free: (800) 223-2064

                  The Joint Dealer Managers for the Offer are:

   Credit Suisse First Boston Corporation           RBC Dominion Securities Corporation
            Eleven Madison Avenue                            One Liberty Plaza
           New York, NY 10010-3629                             165 Broadway
        Call Toll Free (800) 646-4543                     New York, NY 10006-1404
                                                              (212) 858-7139